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                                                                    EXHIBIT 10.4

          CREDIT AGREEMENT, dated as of December 10, 1996, among GENCOR INDUSTRIES, INC., a Delaware corporation (the "Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (collectively, the "Lenders"), CREDIT LYONNAIS NEW YORK BRANCH, as Issuing Bank with respect to the Letters of Credit, and CREDIT LYONNAIS NEW YORK BRANCH, as agent for the Lenders and the Issuing Bank hereunder.

          The parties hereto hereby agree as follows:


          SECTION 1.  DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

               "Account": has the meaning given to that term in Section 9-106 of the Uniform Commercial Code of the State of New York.

               "Account Debtor":  the party who is obligated on an Account.

               "Acquisition": the acquisition of the Process Equipment Division of Ingersoll-Rand Company pursuant to the Purchase Agreement.

               "Acquisition Documents": the Purchase Agreement, and any other agreements, instruments and other documents delivered in connection therewith, as amended, supplemented or otherwise modified in accordance with the terms of this Agreement.

               "Adjusted Capital Expenditures": with respect to any Person for any period, the sum of (i) all expenditures of such Person in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) that are paid or due and payable in cash during such period and (ii) all Financing Lease expenses of such Person that are paid or (without duplication) due and payable in cash during such period.

               "Affiliate": as to any Person, any other Person (other than, in the case of the Borrower, a wholly-owned Domestic Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or
          (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

               "Agent": Credit Lyonnais New York Branch, together with its affiliates, as the arranger of the Commitments and as the agent for the Lenders under this Agreement and the other Loan Documents or its successor appointed pursuant to subsection 11.9.

               "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

               "Applicable Margin": (a) for Tranche B Term Loans, 1.75% if such Loans are Base Rate Loans and 3.00% if such Loans are Eurodollar Loans and (b) for all Loans other than Tranche B Term Loans, (i) if Level I applies, 0.25% if such Loans are Base
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          Rate Loans and 1.50% if such Loans are Eurodollar Loans; (ii) if Level
          II applies, 0.50% if such Loans are Base Rate Loans and 1.75% if such Loans are Eurodollar Loans; (iii) if Level III applies, 0.75% if such Loans are Base Rate Loans and 2.00% if such Loans are Eurodollar
          Loans, (iv) if Level IV applies, 1.00% if such Loans are Base Rate Loans and 2.25% if such Loans are Eurodollar Loans, (v) if Level V applies, 1.25% if such Loans are Base Rate Loans and 2.50% if such Loans are Eurodollar Loans; and (vi) if Level VI applies, 1.50% if such Loans are Base Rate Loans and 2.75% if such Loans are Eurodollar Loans; provided that, notwithstanding the foregoing, (A) during the period commencing on the Closing Date and ending on the six month anniversary of the Closing Date, the Applicable Margin (for Loans other than Tranche B Term Loans) shall be 1.25% if such Loans are Base Rate Loans and 2.50% if such Loans are Eurodollar Loans, (B) during any period in which an Event of Default shall have occurred and be continuing, the Applicable Margin (for Loans other than Tranche B Term Loans) shall be 1.50% if such Loans are Base Rate Loans and 2.75% if such Loans are Eurodollar Loans, and (C) if the Borrower shall have failed to deliver the financial statements required by subsection 8.1 when due (without giving effect to any grace period or notice requirement), the Applicable Margins (for Loans other than Tranche B Term Loans) shall be as set forth in clause (B) above until such time as such delivery shall have been made.

               "Asset Sale": as defined in clause (a) of the definition of Covered Sale.

               "Assignee":  as defined in subsection 12.6(c).

               "Authorized Foreign Currency": the currency of any of the following countries: Ireland, Sweden, France, The Netherlands, England and Singapore.

               "Available Excess Cash Flow":  as defined in subsection 5.1(b).

               "Available Revolving Credit Commitment": with respect to each Revolving Credit Lender at any time, an amount not to exceed the lesser of (a) the Unused Revolving Credit Commitment of such Revolving Credit Lender at such time or (b) such Revolving Credit Lender's Pro Rata Share of the Borrowing Base at such time minus such Revolving Credit Lender's Pro Rata Share of the Letter of Credit Outstanding at such time, less, in the case of clauses (a) and (b), the Reserved Amount during the Reduced Availability Period.

               "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day or (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Credit Lyonnais New York Branch as its prime rate in effect at its principal office in New York City (the Prime Rate is not intended to be the lowest rate of interest charged by Credit Lyonnais in connection with extensions of credit to debtors); and "Federal Funds Rate" shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rates are not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Rate.

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               "Base Rate Loans":  Loans the rate of interest applicable to which is based upon the Base Rate.

               "Board of Governors": the Board of Governors of the Federal Reserve System or any successor to the functions and powers thereof.

               "Borrower Pro Forma Financial Statements": as defined in subsection 6.1(c).

               "Borrower Security Agreement": collectively, the Security Agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit A-1, as the same may be amended, supplemented
                         -----------
          or otherwise modified from time to time, and the Trademark Security Agreement, Patent Security Agreement and Copyright Security Agreement to be executed and delivered by the Borrower, substantially in the forms of Exhibit A-2(a), (b) and (c), as the same may be amended,
                   --------------  ---     ---
          supplemented or otherwise modified from time to time.

               "Borrower Security Documents": the collective reference to the Borrower Security Agreement and the Borrower Pledge Agreement.

               "Borrower Pledge Agreement": the Pledge Agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit B,
                                                                      ---------
          as the same may be amended, supplemented or otherwise modified from time to time.

               "Borrowing Base": the Domestic Borrowing Base and the Foreign Borrowing Base for all Foreign Subsidiaries, collectively.

               "Borrowing Base Certificate":  as defined in subsection 8.2(f).

               "Borrowing Date": any Business Day specified in or in a notice pursuant to subsection 2.2, 3.2 or 4.1 as a date on which the Borrower requests the Lenders to make Loans hereunder or the Issuing Bank to issue a Letter of Credit hereunder.

               "Brazilian Company": CPM Industria e Commercio Ltda, a corporation incorporated under the laws of Brazil.

               "Business":  as defined in subsection 6.16.

               "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City, or the city in which the principal account maintained with the Cash Management Bank is held, are authorized or required by law to close, provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in the London interbank market.

               "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

               "Cash Equivalents": (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of

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          not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit having maturities of not more than 180 days from the date of acquisition of any Lender or of any domestic commercial bank the long-term debt of which is rated at the date of acquisition thereof at least A or the equivalent thereof by Standard & Poor's Ratings Group or A-2 or the equivalent thereof by Moody's Investors Service, Inc. and having capital and surplus in excess of $500,000,000, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any bank meeting the qualifications specified in clause (ii) above and (iv) commercial paper rated at the date of acquisition thereof at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group or P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within 180 days after the date of acquisition.

               "Cash Infusion": the receipt by the Borrower at the time specified below from one or more members of operating management of the Borrower of (a) a cash capital contribution or any other cash equity infusion or (b) cash proceeds of an unsecured loan that is fully subordinated to the Loans to the full extent required by the Agent (the "Subordinated Loan") pursuant to documentation satisfactory in form and substance to the Agent (such documentation, as in effect on the Closing Date, the "Subordinated Loan Agreement") or (c) a combination of (a) and (b), in an aggregate amount equal to (A) $3,000,000 to be received by the Borrower (i) with respect to $2,000,000 of said $3,000,000, on or prior to the Closing Date, and
          (ii) with respect to $1,000,000 of said $3,000,000, within ten (10) days of the Closing Date, and to be applied toward the payment of a portion of the purchase price payable by the Borrower to the Seller under the Purchase Agreement and/or the Special Tax Payment plus (B) if the sum of the aggregate purchase price payable by the Borrower to the Seller under the Purchase Agreement (after giving affect to any upward post-closing adjustment to said purchase price under the Purchase Agreement) plus the amount of the Special Tax Payment exceeds $66,000,000, an amount equal to such excess over $66,000,000, said amount to be received by the Borrower on or prior to the Closing Date and/or upon such upward post-closing adjustment to the purchase price becoming effective, as applicable, and such amounts to be applied toward the payment of a portion of said purchase price at closing, and/or to the payment of the amount by which the purchase price is increased pursuant to such adjustment, as applicable; the amount payable under this clause (B) to be reduced dollar for dollar by cash on hand and cash equivalents (within the meaning of generally accepted accounting principles) in PED which are a part of the assets being purchased from the Seller on the Closing Date; provided that the Cash Infusion may only be made by means of a Subordinated Loan to the extent that a cash infusion of the nature contemplated by clause (a) above would result in the common stock of the Borrower ceasing to meet the requirements for listing on the American Stock Exchange.

               "Cash Management Bank": until such time as a Lender shall be willing to act as cash management bank for the Borrower and its Subsidiaries, SouthTrust Bank; and thereafter, upon written notice by the Agent to the Borrower that a Lender is willing to act as such cash management bank, such Lender; provided that the Cash Management Bank may be changed at the request of the Borrower if the Agent and the Required Lenders consent in writing to such change.

               "Casualty Loss": with respect to any asset owned or used by the Borrower or any of its Subsidiaries: (a) any damage to or loss or destruction of such asset; or (b) any actual condemnation or taking, by exercise of the power of eminent domain or otherwise.

               "CERCLA": the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. (S) 9601 et seq.
                                                -- ---

               "Change of Control": shall occur if (a) at any time neither E.J. Elliott nor John E. Elliott shall serve as a Responsible Officer and a director of the Borrower or (b) at any time E.J. Elliott, John E. Elliott and members of their immediate family collectively shall own less than fifty percent (50%) of the Voting Stock of the Borrower owned by them on the Closing Date (assuming for such purpose that all Class B Stock held by them on the date hereof has been converted into Common Stock) or (c) at any time E.J. Elliott, John E. Elliott and members of their immediate family collectively shall cease to own such number of shares of the Class B Stock of the Borrower as is necessary for such Persons to elect not less than 75% of the whole Board of Directors.

               "Chinese Assets": any or all of the equipment and machinery owned by the Chinese Joint Venture.

               "Chinese Joint Venture": the joint venture named CPM-Zhengchang Liyang Machinery Company Limited created by the Joint Venture Agreement between Ingersoll-Rand China Limited and Liyang Zhengchang Grain, Oil & Feed Machinery Head Company, dated January 5, 1994.

               "Chinese Assets Purchase Price": if the Borrower purchases the Chinese Assets, the actual amount paid by the Borrower to the Seller for the Chinese Assets provided that such amount, in the aggregate with all related shipping, installation, improvements (including real estate improvements) and other costs, shall not exceed $3,500,000..

               "Closing Date": the date (which may be no later than January 31, 1997) on which the conditions precedent set forth in subsection 7.1 shall be satisfied.

               "Closing Letter": that certain letter dated of even date with this Agreement executed by the Borrower in favor of the Agent with respect to certain post-closing matters.

               "Code": the Internal Revenue Code of 1986, as amended from time to time.

               "Collateral": all assets of the Loan Parties, whether now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

               "Commitment": with respect to any Lender, the collective reference to such Lender's Tranche A Term Loan Commitment, Tranche B Term Loan Commitment, and/or Revolving Credit Commitment; collectively, as to all the Lenders, the "Commitments".

               "Commitment Percentage": as to any Lender at any time, the percentage which (i) the sum of (a) such Lender's then unused Commitments plus (b) such Lender's Loans then outstanding (assuming, in the case of each Revolving Credit Lender, that such Lender has made a Loan in an amount equal to its Pro Rata Share of the Letter of Credit Outstanding) then constitutes of (ii) the sum of (x) the aggregate outstanding then unused Commitments of all the Lenders plus
          (y) the aggregate principal amount of Loans of all the Lenders then outstanding (assuming, in the case of the Revolving Credit Lenders, that such Lenders have made Loans in an aggregate principal amount equal to the Letter of Credit Outstanding).

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               "Commonly Controlled Entity":  an entity, whether or not
          incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under
          Section 414 of the Code.

               "Consolidated Current Assets": with respect to any Person at any date of determination, all assets which would, in accordance with GAAP, be classified on a consolidated balance sheet of such Person and its Subsidiaries as current assets at such date of determination,

               "Consolidated Current Liabilities": with respect to any Person at any date of determination, all liabilities which would, in accordance with GAAP, be classified on a consolidated balance sheet of such Person and its Subsidiaries as current liabilities at such date of determination.

               "Consolidated Interest Expense": with respect to any Person for any period, interest and fees paid or (without duplication) due and payable (whether or not paid) in cash by such Person and its Subsidiaries during such period in respect of Total Debt determined on a consolidated basis in accordance with GAAP.

               "Consolidated Lease Expense": with respect to any Person for any period, the aggregate amount of any payments made or accrued by such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period with respect to leases other than Financing Leases.

               "Consolidated Net Worth": as of any date, the total stockholder equity of the Borrower plus retained earnings as determined in accordance with GAAP.

               "Consolidated Working Capital": with respect to any Person at any date of determination, Consolidated Current Assets (exclusive of cash and Cash Equivalents) of such Person at such date of determination minus Consolidated Current Liabilities (excluding the current portion of any long term debt) of such Person at such date of determination.

               "Covered Sale": as to the Borrower or any of its Subsidiaries, subject to the provisions of Section 9, any (a) sale or other disposition (including any sale and leaseback of assets, and any mortgage or lease of real property) (other than a Permitted Asset
          Sale) subsequent to the Closing Date of any property of the Borrower or any of its Subsidiaries (an "Asset Sale") or (b) issuance of equity or debt securities of the Borrower or any of its Subsidiaries subsequent to the Closing Date (other than (i) issuances of its own equity securities by the Borrower pursuant to (y) stock options granted prior to the Closing Date and (z) any stock option plan maintained by the Borrower for the purchase of up to 10% of the outstanding Voting Stock of the Borrower, (ii) issuances of equity securities by any Subsidiary of the Borrower to the Borrower, (iii) issuances of debt securities by any Subsidiary of the Borrower in favor of the Borrower, (iv) equity or debt securities of the Borrower issued in consideration for the Cash Infusion in accordance with the terms of the definition of such term and (v) increases in the aggregate amount of Indebtedness that may be incurred under this Agreement).

               "Debt Service": with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period plus (b) scheduled principal amortization of Total Debt of such Person for such period (whether or not such payments are made).

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               "Default":  any of the events specified in Section 10, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

               "Dollars" and "$": dollars in lawful currency of the United States of America.

               "Domestic Bank Accounts":  as defined in subsection 6.25.

               "Domestic Borrowing Base": at any time, a dollar amount equal to the sum of the following amounts as they exist at that time:

               (a)  Eighty percent (80%) of Domestic Eligible Receivables,

               (b)  Sixty-five percent (65%) of Domestic Eligible Inventory, and

               (c)  Thirty-five percent (35%) of Domestic Qualified Inventory;

          provided that (i) all Inventory is valued on a FIFO basis and otherwise in accordance with GAAP; and (ii) such Domestic Borrowing Base formulas may change from time to time hereunder based upon the reasonable judgment of the Required Lenders and the Agent after consultation with the Borrower. All the foregoing as determined by the Required Lenders and the Agent in accordance with the Agent's customary practices and standards for Loans of this type.

               "Domestic Eligible Inventory": Inventory of the Borrower or any of its Domestic Subsidiaries which is a Guarantor which meets all of the following criteria:

               (a) the Inventory consists of either raw materials or finished goods (and does not include any work in process) and, in the case of finished goods, has not been held by any of the Borrower and its Subsidiaries for more than one (1) year;

               (b) no account receivable or document of title in favor of a purchaser thereof has been created or issued with respect to it;

               (c) the Inventory is readily saleable in a bona fide arm's length transaction, or is usable, in the ordinary course of the business of the Borrower and its Domestic Subsidiaries and no portion of it represents returned, rejected, lost, obsolete or damaged goods;

               (d) if the Inventory is located on leased premises, a Landlord Waiver in the form of Exhibit L, satisfactory in form and substance to
                                ---------
          the Agent shall have been delivered to the Agent for such premises;

               (e) the Inventory is subject to a perfected security interest of first priority in favor of the Agent for the benefit of the Lenders and the Issuing Bank;

               (f) no covenant, representation or warranty contained in any of the Loan Documents with respect to such Inventory has been breached; and

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               (g)  the amount of the Inventory shall be net of excess shrinkage and excess Inventory reserve, and Inventory shall not be Domestic Eligible Inventory if it is Inventory on consignment or Inventory in public warehouse.

               "Domestic Eligible Receivables": Accounts of the Borrower or any of the Domestic Subsidiaries of the Borrower which is a Guarantor which arose in the ordinary course of the Borrower's or any such Subsidiary's business and which meet the following conditions:

               (a) the Account is subject to a perfected security interest of first priority in favor of the Agent for the benefit of the Lenders and the Issuing Bank and to no other Lien;

               (b) the Account is based on an enforceable order or contract for goods shipped or services rendered which contains selling terms of not more than one hundred and twenty (120) days from invoice dates and the Account is not yet ninety (90) days past due;

               (c) the Account is unconditionally owned by the Borrower or a Domestic Subsidiary which is a Guarantor, has been validly assigned and strictly complies with all of the Borrower's and the Domestic Subsidiaries' warranties, representations and covenants contained in the Loan Documents;

               (d) the property giving rise to such Account shall have been shipped to the Account Debtor or delivered to the agent of the Account Debtor for shipment to the Account Debtor, provided that any property returned or refused by the Account Debtor shall not give rise to a Domestic Eligible Receivable from and after the date thereof;

               (e) the Account arises from the sale of goods which are not placed on consignment, bill and hold, sale-and-return, sale on approval, or other terms by reason of which the payment by the Account Debtor may be conditional;

               (f) the Account is denominated in U.S. Dollars and if such Account, when added to all outstanding Accounts of the related Account Debtor, its wholly owned Domestic Subsidiaries and its Affiliates, would cause the outstanding Accounts of such Account Debtor, its wholly owned Domestic Subsidiaries and its Affiliates to exceed ten percent (10%) of the sum of (i) the then Domestic Eligible Receivables and (ii) the then Foreign Eligible Receivables for the Borrower and its Subsidiaries collectively, then such excess over 10% shall not qualify as an Eligible Account;

               (g) the Account Debtor is not any government or any department, agency or instrumentality of any government, any state, city, town or municipality or division thereof;

               (h) the Account Debtor is not a direct or indirect Subsidiary or Affiliate of the Borrower;

               (i) the Borrower and its Subsidiaries are not now, and have no reason to believe they will become liable to the Account Debtor, provided that any claim for reduction, counterclaim, set-off, recoupment or any claim for credits or allowances against the Borrower or any Subsidiary by an Account Debtor other than customer discounts allowed for prompt payment in the ordinary course of the Borrower's and its Subsidiaries' business shall serve to reduce the amount of Domestic Eligible Receivables;

               (j) the amount of the Account is net of all trade discounts, allowances and other deductions which the Account Debtor is or may be entitled to take;

               (k) the aggregate amount of Domestic Eligible Receivables shall be reduced by any note, trade acceptance, finance charges, unapplied cash, unauthorized deductions or chargebacks, draft or other instrument or chattel paper with respect to or in payment for the Account, and if any such instrument is received, the Borrower will immediately notify the Agent and, at the Agent's request, endorse, assign and deliver the same to the Agent on behalf of the Lenders;

               (l) the amount of the Account shown on the books of the Borrower or any Domestic Subsidiary and on any invoice or statement delivered to the Agent as owing to the Borrower or such Subsidiary shall be reduced by any partial payment that has been made thereon by any Person;

               (m) neither the Borrower nor any of its Subsidiaries has knowledge of the death of the Account Debtor or of the dissolution, termination of existence, insolvency, business failure or cessation, filing of a petition in bankruptcy or reorganization for, or appointment of a receiver or custodian for, or similar event with respect to, the Account Debtor; and

               (n) the Agent has not otherwise deemed the Account uncreditworthy.

               "Domestic Letter of Credit": a standby letter of credit issued by, and subject to terms and conditions acceptable to, the Issuing Bank on behalf of the Borrower pursuant to Section 4, which letter of credit (a) is issued with respect to worker's compensation insurance or similar purpose and (b) shall have an expiration date no later than the earlier of (i) one year after its date of issuance or (ii) 30 days prior to the Tranche A and Revolver Termination Date.

               "Domestic Qualified Inventory": Inventory of the Borrower or any of its Domestic Subsidiaries which is a Guarantor which meets all of the following criteria: (a) the Inventory consists of work in process; and (b) but for the provisions of clause (a) above, such Inventory would constitute Domestic Eligible Inventory.

               "Domestic Subsidiary": any Subsidiary of the Borrower which is incorporated in any state or other jurisdiction of the United States of America.

               "EBITDA":  with respect to any Person for any period, the sum of
          (a) the consolidated net income of such Person and its Subsidiaries for such period plus (b) to the extent deducted in computing such consolidated net income, the sum of (i) income tax expense (including the Special Tax Payment), (ii) interest expense, (iii) depreciation and amortization expense, (iv) any extraordinary losses and (v) any loss which did not result in a cash payment, and minus, to the extent added in computing such consolidated net income, (i) any interest income, (ii) any extraordinary gains and (iii) any gain which did not result from a cash payment, all as determined on a consolidated basis with respect to such Person and its Subsidiaries in accordance with GAAP.

               "Environmental Claims": any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Materials of Environmental Concern,
          (c) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law and
          (d) any alleged injury or threat of injury to health, safety or the environment due to the presence of Materials of Environmental Concern.

               "Environmental Laws": any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes or decrees of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern or protection of human health or the environment, as now or may at any time hereafter be in effect.

               "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

               "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.

               "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate (using the offered rate which appears on telerate page 3750) at which Credit Lyonnais New York Branch is offered Dollar deposits in the London interbank market at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period for delivery in immediately available funds on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

               "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

               "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                             Eurodollar Base Rate
                   ----------------------------------------
                   1.00 - Eurocurrency Reserve Requirements

               "Event of Default": any of the events specified in Section 10, provided that any requirement for the giving of notice, the lapse of time, or both has been satisfied.

               "Excess Cash Flow": with respect to any Person on a consolidated basis for any fiscal year, EBITDA of such Person on a consolidated basis for such fiscal year minus (a) Debt Service of such Person on a consolidated basis for such fiscal year, (b) any voluntary prepayments of Term Loans during such fiscal year, (c) permitted Adjusted Capital Expenditures by such Person on a consolidated basis during such fiscal year, (d) taxes paid in cash by such Person on a consolidated basis during such fiscal year (including the Special Tax Payment) and (e) an amount equal to any increase in Consolidated Working Capital of such Person during such fiscal year, plus an amount equal to any decrease in Consolidated Working Capital during such fiscal year.

               "FDIC": the Federal Deposit Insurance Corporation or any successor to the functions and powers thereof.

               "Fee Letter": that certain letter dated October 22, 1996 (and executed by the Borrower on October 25, 1996) between the Borrower and Credit Lyonnais New York Branch, as the same may be amended by written agreement duly executed by each of the parties thereto, pursuant to which the Borrower has agreed to pay certain fees to Credit Lyonnais New York Branch.

               "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

               "Fixed Charges": with respect to any Person for any fiscal period, the sum of (a) Debt Service of such Person for such period,
          (b) Adjusted Capital Expenditures (including the Chinese Assets Purchase Price) by such Person and its Subsidiaries during such period, (c) income taxes (and other taxes of a similar nature or imposed in lieu thereof) paid in cash by such Person and its Subsidiaries during such period (excluding the Special Tax Payment) and (d) Restricted Payments declared or paid during such period.

               "Foreign Borrowing Base":  at any time, a dollar amount equal to
          (A) with reference to any Foreign Subsidiary, the sum of the following as they exist at that time with respect to such Foreign Subsidiary, and (B) with respect to all of the Foreign Subsidiaries, the sum of the following as they exist at that time for all Foreign Subsidiaries in the aggregate:

               (a) Eighty percent (80%) of Foreign Eligible Receivables,

               (b) Sixty-five percent (65%) of Foreign Eligible Inventory, and

               (c) Thirty-five percent (35%) of Foreign Qualified Inventory;

          provided that (i) all Inventory is valued on a FIFO basis and otherwise in accordance with GAAP; (ii) if a Foreign Borrowing Base is denominated in a currency other than the U.S. dollar, the amount thereof shall be translated into U.S. dollars (by such method as the Agent shall determine in its sole discretion) as of the last Business Day of each month in connection with the delivery of a Borrowing Base Certificate, on any day on which a Letter of Credit is issued, on any day on which a Loan is requested to be made and at such other times as the Agent shall determine and (iii) such Foreign Borrowing Base formulas may change from time to time hereunder based upon the reasonable judgment of the Required Lenders and the Agent after consultation with the Borrower. All the foregoing as determined by the Required Lenders and the Agent in accordance with the Agent's customary practices and standards for loans of this type.

               "Foreign Eligible Inventory": Inventory of any Foreign Subsidiary (other than the Brazilian Company) that meets all of the following criteria:

               (a) the Inventory consists of either raw materials or finished goods (and does not include any work in process) and, in the case of finished goods, has not been held by any of the Borrower and its Subsidiaries for more than one (1) year;

               (b) no account receivable or document of title in favor of a purchaser thereof has been created or issued with respect to it;

               (c) the Inventory is readily saleable in a bona fide arm's length transaction, or is usable, in the ordinary course of the business of such Foreign Subsidiary and no portion of it represents returned, rejected, lost, obsolete or damaged goods;

               (d) the Inventory is subject to a perfected security interest of first priority in favor of the Agent for the benefit of the Lenders and the Issuing Bank;

               (e) no covenant, representation or warranty contained in any of the Loan Documents with respect to such Inventory has been breached; and

               (f) the amount of the Inventory shall be net of excess shrinkage and excess Inventory reserve, and Inventory shall not be Foreign Eligible Inventory if it is Inventory on consignment or Inventory in public warehouse.

               "Foreign Eligible Receivables": Accounts of any Foreign Subsidiary (other than the Brazilian Company) that arose in the ordinary course of such Subsidiary's business and which meet the following conditions:

               (a) the Account is subject to a perfected security interest of first priority in favor of the Agent for the benefit of the Lenders and the Issuing Bank and to no other Lien;

               (b) the Account is based on an enforceable order or contract for goods shipped or services rendered which contains selling terms of not more than one hundred and twenty (120) days from invoice dates (one hundred and eighty (180) days from invoice dates in the case of the Borrower's indirect wholly owned subsidiary in Sweden) and the Account is not yet ninety (90) days past due;

               (c) the Account is unconditionally owned by such Foreign Subsidiary;

               (d) the property giving rise to such Account shall have been shipped to the Account Debtor or delivered to the agent of the Account Debtor for shipment to the Account Debtor, provided that any property returned or refused by the Account Debtor shall not give rise to a Foreign Eligible Receivable from and after the date thereof;

               (e) the Account arises from the sale of goods which are not placed on consignment, bill and hold, sale-and-return, sale on approval, or other terms by reason of which the payment by the Account Debtor may be conditional;

               (f) the Account is denominated in U.S. dollars or an Authorized Foreign Currency and if such Account, when added to all outstanding Accounts of the related Account Debtor, its wholly owned Domestic Subsidiaries and its Affiliates, would cause the outstanding Accounts of such Account Debtor, its wholly owned Domestic Subsidiaries and its Affiliates to exceed ten percent (10%) of the sum of (i) the then Domestic Eligible Receivables and (ii) the then Foreign Eligible Receivables for the Borrower and its Subsidiaries collectively, then such excess over 10% shall not qualify as an Eligible Account;

               (g) the Account Debtor is not any government or any department, agency or instrumentality of any government, any state, city, town or municipality or division thereof;

               (h) the Account Debtor is not a direct or indirect Subsidiary or Affiliate of the Borrower;

               (i) the Borrower and its Subsidiaries are not now, and have no reason to believe they will become liable to the Account Debtor, provided that any claim for reduction, counterclaim, set-off, recoupment or any claim for credits or allowances against the Borrower or any Subsidiary by an Account Debtor other than customer discounts allowed for prompt payment in the ordinary course of the Borrower's and its Subsidiaries' business shall serve to reduce the amount of Foreign Eligible Receivables;

               (j) the amount of the Account is net of all trade discounts, allowances and other deductions which the Account Debtor is or may be entitled to take;

               (k) the aggregate amount of Foreign Eligible Receivables shall be reduced by any note, trade acceptance, finance charges, unapplied cash, unauthorized deductions or chargebacks, draft or other instrument or chattel paper with respect to or in payment for the Account, and if any such instrument is received, the Borrower will immediately notify the Agent and, at the Agent's request, endorse, assign and deliver the same to the Agent on behalf of the Lenders;

               (l) the amount of the Account shown on the books of such Foreign Subsidiary and on any invoice or statement delivered to the Agent as owing to such Foreign Subsidiary shall be reduced by any partial payment that has been made thereon by any Person;

               (m) such Foreign Subsidiary has no knowledge of the death of the Account Debtor or of the dissolution, termination of existence, insolvency, business failure or cessation, filing of a petition in bankruptcy or reorganization for, or appointment of a receiver or custodian for, or similar event with respect to, the Account Debtor; and

               (n) the Agent has not otherwise deemed the Account uncreditworthy.

               "Foreign Qualified Inventory": Inventory of any Foreign Subsidiary (other than the Brazilian Company) that meets all of the following criteria: (a) the Inventory consists of work in process; and (b) but for the provisions of clause (a) above, such Inventory would constitute Foreign Eligible Inventory.

               "Foreign Letter of Credit": with respect to any Foreign Subsidiary, a standby letter of credit issued by, and subject to terms and conditions acceptable to, the Issuing Bank pursuant to Section 4, which letter of credit (a) may only have as its beneficiary a foreign lender to, and be issued as security for Indebtedness to such lender permitted to be incurred by, such Foreign Subsidiary under subsection 9.2(g), (b) is payable in U.S. dollars, (c) is the subject of a reimbursement agreement (in the form contemplated by the Letter of Credit Request, with such modifications as the Issuing Bank may request) duly executed by such Foreign Subsidiary and the Borrower in favor of, and delivered to, the Agent for the benefit of the Issuing Bank and the Revolving Credit Lenders, and (d) shall have an expiration date no later than the expiration of (i) one year after its date of issuance or (ii) 30 days prior to the Tranche A and Revolver Termination Date.

               "Foreign Subsidiary": any Subsidiary of the Borrower which is not a Domestic Subsidiary. A Foreign Subsidiary shall be deemed wholly owned by the Borrower if (a) not more than one percent (1%) of its Capital Stock is owned by a third party and (b) the laws of the jurisdiction in which such Foreign Subsidiary is incorporated require that a corporation have not less than two stockholders.

               "Foreign Subsidiary Obligations": with respect to any Foreign Subsidiary, the collective reference to the obligations and liabilities of such Foreign Subsidiary which may arise under, out of or in connection with the issuance of any Foreign Letter of Credit on behalf of such Foreign Subsidiary, together with any and all obligations and liabilities of such Foreign Subsidiary under the Loan Documents to which such Foreign Subsidiary is a party, whether for principal, interest, fees or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Foreign Subsidiary whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

               "Free Excess Cash Flow": at any time, (a) 25% of the aggregate amount of Excess Cash Flow of the Borrower and its Subsidiaries during the period commencing on the Closing Date and ending on the last day of the then most recently completed fiscal year for which the Borrower shall have delivered audited financial statements pursuant to subsection 8.1(a) minus (b) the sum of (i) the aggregate amount of Restricted Payments theretofore made pursuant to Section 9.8 and (ii) the aggregate amount of such Excess Cash Flow which shall theretofore have been utilized for the purposes described in subsections 9.9(i)(b), 9.10(d) and 9.10(f). For the purposes of determining at any time whether any Free Excess Cash Flow shall have theretofore been utilized to make any capital expenditures permitted under subsection 9.9, capital expenditures during any fiscal year of the Borrower shall be assumed to have been made from the sources described in clauses
          (i)(a) and (i)(b) of such subsection in the designated alphabetical order of such clauses.

               "GAAP": generally accepted accounting principles in the United States of America in effect on the Closing Date.

               "Governmental Authority": any foreign, federal, state or other court or governmental agency, authority, instrumentality or regulatory body.

               "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "preliminary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds
          (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business; and provided, further, that the term Guarantee Obligation shall not include customary and reasonable indemnity obligations of the Borrower and its Subsidiaries (x) under any agreement or document in existence as of the Closing Date and (y) under Acquisition Documents pursuant to which, in any such case described in clauses (x) and (y), the Borrower or a Subsidiary thereof may indemnify a party to any such agreement or document with respect to losses incurred by such party as a result of the failure of a representation or warranty of the Borrower or such Subsidiary to be true or as a result of an event occurring after the effective date of such agreement or document or acquisition by the Borrower or such Subsidiary, as the case may be. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and
          (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

               "Guarantees":  the Subsidiaries' Guarantees.

               "Guarantor": any Person executing and delivering a Guarantee pursuant to this Agreement.

               "Inactive Subsidiaries": as of the Closing Date, each of the following wholly owned Domestic Subsidiaries of the Borrower: The Davis Line, Inc. Gencor Sellers Inc., Gencor Systems, Inc., Midwest Construction Co. and Midwest Tank & Construction Holding Company.

               "Indebtedness":  of any Person at any date, without duplication,
          (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than unsecured current liabilities not the result of the borrowing of money or the obtaining of credit or the leasing of property for accounts payable and expense accruals incurred or assumed in the ordinary course of business for current purposes and not represented by a note or other evidence of indebtedness and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases,
          (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien (other than Permitted Liens) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (f) all Interest Rate Agreements.

               "Indianapolis Property": the real property owned by the Borrower and located at 1875 Kentucky Avenue, Indianapolis, Indiana 46221, together with all structures erected thereon and in existence on the Closing Date.

               "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

               "Insolvent":  pertaining to a condition of Insolvency.

               "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and, in the case of Term Loans, on each scheduled payment date of principal thereof, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, the day which is three months after the first day of such Interest Period and the last day of such Interest Period.

               "Interest Period": with respect to any Eurodollar Loan: (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that (A) the Interest Period may be only of a one month duration during the Transition Period and (B) all of the foregoing provisions relating to Interest Periods are subject to the following:

                    (i) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                    (ii) any Interest Period that would otherwise extend (A) in the case of Revolving Credit Loans which are Eurodollar Loans, beyond the Tranche A and Revolver Termination Date or (B) in the case of Term Loans which are Eurodollar Loans, beyond the date final payment is due on such Term Loans, shall end on the Tranche A and Revolver Termination Date or such date of final payment, as the case may be;

                    (iii) any Interest Period pertaining to a Eurodollar Loan
               that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                    (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

               "Interest Rate Agreement": any interest rate protection agreement, interest rate future, interest rate option, interest rate swap or other interest rate hedge arrangement, including any such agreement or arrangement with respect to foreign exchange or any foreign currency, selected by the Borrower with a counterparty acceptable to the Agent, to or under which the Borrower is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof, and, subject to subsection 8.12, which is in form and substance reasonably satisfactory to the Agent.

               "Inventory": as defined in Section 9-109(4) of the Uniform Commercial Code of the State of New York, provided (a) the same is located in the United States of America and is held by the Borrower or a wholly owned Domestic Subsidiary (in the case of Inventory that is to be reported as Domestic Eligible Inventory or Domestic Qualified Inventory) or (b) in the case of a Foreign Subsidiary, the same is located in the country in which such Foreign Subsidiary is incorporated and is held by a wholly owned Foreign Subsidiary (in the case of Inventory that is to be reported as Foreign Eligible Inventory or Foreign Qualified Inventory).

               "IRB Consents": any and all consents required under the IRB Documents in connection with this Agreement and the transactions contemplated thereby, including the consent of the Authority.

               "IRB Indebtedness": Indebtedness of the Borrower incurred on December 1, 1984 in the original principal amount of $5,000,000 ($2,924,341 at November 30, 1996) under certain industrial revenue bonds issued by the Borrower pursuant to a Loan Agreement between the Borrower (formerly Mechtron International Corporation) and the Orange County Industrial Development Authority ("Authority") dated as of December 1, 1984, secured pursuant to a Mortgage Deed and Security Agreement made by the Borrower in favor of the Authority dated December 1, 1984 by a first priority lien on the real property and personal property identified on Exhibits A and B to said Loan Agreement and guaranteed by Subsidiaries of the Borrower pursuant to a Guarantee Agreement dated December 1, 1984 (such agreements being referred to herein as the "IRB Documents").

               "Issuing Bank":  Credit Lyonnais New York Branch.

               "Leasehold Mortgage": each Leasehold Mortgage to be executed and delivered by a Subsidiary, substantially in the form of Exhibit C and
                                                                  ---------
          covering the leased property listed on Schedule III for which the
                                                 ------------
          Agent requests a Leasehold Mortgage as indicated on such Schedule,
                                                                   --------
          subject to the receipt of all required consents, including Landlord Waivers, and any leases of real property acquired by the Borrower or any Subsidiary of the Borrower pursuant to any subsequent acquisition for which the Agent requests a Leasehold Mortgage, in each case as the same may be amended, supplemented or otherwise modified from time to time.

               "Lenders": as defined in the first paragraph of this Agreement. When used with reference to the Security Documents and the Collateral, the Term "Lender" includes the Issuing Bank.

               "Letters of Credit": the Domestic Letters of Credit and the Foreign Letters of Credit, collectively.

               "Letter of Credit Outstanding": any time, the sum of (a) the aggregate stated amount of all outstanding Letters of Credit plus (b) the aggregate amount of all drawings made under any Letter of Credit for which the Issuing Bank has not received reimbursement from the Borrower by means of a borrowing of Revolving Credit Loans pursuant to
          Section 3 or otherwise from the Borrower or the applicable Foreign Subsidiary.

               "Letter of Credit Request":  as defined in subsection 4.1.

               "Level I": a Leverage Ratio which is smaller than 2.0; "Level II": a Leverage Ratio which is equal to or greater than 2.0 but smaller than 2.5; "Level III": a Leverage Ratio which is equal to or greater than 2.5 but smaller than 3.0; "Level IV": a Leverage Ratio which is equal to or greater than 3.0 but smaller than 3.5; "Level V": a Leverage Ratio which is equal to or greater than 3.5 but smaller than 4.5; and Level VI": a Leverage Ratio which is equal to or greater than 4.5.

               "Leverage Ratio": as of any date of determination, the ratio of Total Debt of the Borrower and its consolidated Subsidiaries as of the last day of the most recent fiscal quarter of the Borrower prior to such date with respect to which the Borrower has delivered to the Agent financial statements of the Borrower and its consolidated Subsidiaries in conformity with the requirements of subsection 8.1, to EBITDA of the Borrower and its consolidated Subsidiaries for the most recent four fiscal quarters of the Borrower prior to such date; provided, however, that EBITDA for the Borrower and its consolidated Subsidiaries for any date of determination prior to January 1, 1998 shall be calculated as follows: (i) for any date of determination in the fiscal quarter ending June 30, 1997, EBITDA shall be equal to the product of four (4) and EBITDA of the Borrower and its consolidated Subsidiaries for the fiscal quarter ending March 31, 1997; (ii) for any date of determination in the fiscal quarter ending September 30, 1997, EBITDA shall be equal to the product of two (2) and EBITDA of the Borrower and its consolidated Subsidiaries for the six (6) months ending June 30, 1997; and (iii) for any date of determination in the fiscal quarter ending December 31, 1997, EBITDA shall be equal to the product of one and one-third (1.333) and EBITDA of the Borrower and its consolidated Subsidiaries for the nine (9) months ending September 30, 1997.

               "Lien": with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in addition, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

               "Loan": any Revolving Credit Loan or Term Loan made by any Lender pursuant to this Agreement.

               "Loan Documents": this Agreement, the Notes, the Letters of Credit, the Letter of Credit Requests (including the related reimbursement agreements), the Guarantees, the Security Documents, the Closing Letter and the Interest Rate Agreement (if entered into with a Lender).

               "Loan Parties": the Borrower, and each Subsidiary of the Borrower (after giving effect to the Acquisition) which is a party to a Loan Document.

               "Material Adverse Effect": a material adverse effect on (a) the business, operations, assets, liabilities, property, performance or condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries or (b) the enforceability of this Agreement, any Note or any of the other Loan Documents or the rights or remedies of the Agent, the Issuing Bank or the Lenders hereunder or thereunder.

               "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, lead-based paint, radiation, radioactive materials and electromagnetic fields.

               "Mortgage": each Mortgage or Deed of Trust to be executed and delivered by the Borrower or a Subsidiary, substantially in the form of Exhibit D-1, Exhibit D-2, Exhibit D-3, Exhibit D-4, Exhibit D-5 or
             -----------  -----------  -----------  -----------
          Exhibit D-6, as applicable, and each other mortgage or deed of trust to be executed and delivered by a Subsidiary in such other form as shall be reasonably satisfactory to Agent (with respect to Mortgaged Property located in any other state or foreign country), and covering the interests in real property listed on Schedule II for which the
                                                   -----------
          Agent requests a Mortgage as indicated on such Schedule and any
                                                         --------
          interests in real property acquired by the Borrower or any Subsidiary of the Borrower pursuant to any subsequent acquisition for which the Agent requests a Mortgage, in each case as the same may be amended, supplemented or otherwise modified from time to time.

               "Mortgaged Properties": all of the interests in real estate in which Liens are purported to be granted to the Agent pursuant to the Mortgages.

               "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

               "Net Proceeds": (a) 100% of the cash proceeds of any Covered Sale by the Borrower or any of its Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Covered Sale net of (i) attorneys' fees, accountants' fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments (other than pursuant hereto), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) taxes paid or payable as a result thereof; (b) 100% of Qualifying Insurance and Other Proceeds; and (c) 100% of all Pension Plan Reversion Proceeds.

               "New Subsidiary": each Subsidiary of the Borrower organized, formed or acquired after the Closing Date and any Inactive Subsidiary which desires to engage in any prohibited activities (as defined in subsection 9.20).

               "Non-Excluded Taxes":  as defined in subsection 5.10(a).

               "Notes": the collective reference to the Revolving Credit Notes and the Term Notes.

               "Other Taxes":  as defined in subsection 5.10(a).

               "Participant":  as defined in subsection 12.6(b).

               "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

               "PED":  the Process Equipment Division of Ingersoll-Rand Company.

               "Pension Plan Reversion Proceeds": the amount of the cash and the fair market value of any and all other property received (directly or indirectly) by the Borrower or any Commonly Controlled Entity after the Closing Date from any stock bonus, pension or profit-sharing plan (or trust thereunder) which was treated by the Borrower or such Commonly Controlled Entity as a plan qualified under Code Section 401(a) which shall not have been applied by the Borrower or such Commonly Controlled Entity to payment of tax, if any, imposed under Code Section 4980(a) with respect to the receipt of such cash or other property.

               "Permitted Asset Sale": a sale permitted by any of subsections 9.5(b), 9.6(a), 9.6(b), 9.6(e) and 9.6(f).

               "Permitted Liens":  as defined in subsection 9.3.

               "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

               "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

               "Pledge Agreements": collectively, the Borrower Pledge Agreement and the Subsidiary Pledge Agreements.

               "Pro Rata Revolving Share of Letter of Credit Outstanding": with respect to any Revolving Credit Lender at any time, that percentage of the Letter of Credit Outstanding at such time which is equal to the Revolving Credit Commitment Percentage of such Revolving Credit Lender at such time.

               "Pro Rata Share of Borrowing Base": with respect to any Revolving Credit Lender at any time, that percentage of the Borrowing Base at such time which is equal to the Revolving Credit Commitment Percentage of such Revolving Credit Lender at such time.

               "Purchase Agreement": the Purchase Agreement, dated as of August 12, 1996, by and between Ingersoll-Rand Company, a New Jersey corporation, and the Borrower, as amended, supplemented or otherwise modified in accordance with the terms of this Agreement.

               "Qualifying Insurance and Other Proceeds": any (a) insurance proceeds payable to the Borrower or any of its Subsidiaries after the Closing Date on account of a Casualty Loss which shall not have been applied by the Borrower or such Subsidiary to the payment of the cost of repair or replacement of the property subject to such Casualty Loss within six months of the date such insurance proceeds are actually received by the Borrower or such Subsidiary, (b) payments made by the Seller to the Borrower pursuant to the Purchase Agreement after the Closing Date (other than payments made by the Seller to the Borrower on account of a liability incurred by the Borrower or any of its Subsidiaries vis-a-vis a third party), including any payment receivable by the Borrower from the Seller as a result of a downward adjustment to the purchase price under the Purchase Agreement.

               "Reduced Availability Period": the period commencing on the date hereof and ending on the earlier to occur of (i) the date on which all of the IRB Consents have been received, in form and substance satisfactory to the Agent, and are in full force and effect, or (ii) the date on which the IRB Indebtedness is required to be repaid pursuant to subsection 8.18, provided that clause (ii) shall apply if the IRB Indebtedness is repaid in full on such date, but not otherwise.

               "Refinancing":  as defined in subsection 7.1(d).

               "Register":  as defined in subsection 12.6(d).

               "Regulation U": Regulation U of the Board of Governors as in effect from time to time.

               "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
          Section 4241 of ERISA,

               "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14,.16,.18,.19 or.20 of PBGC Reg. (S) 2615.

               "Required Lenders": at any time, Lenders the Commitment Percentages of which aggregate in excess of 50%.

               "Required Revolving Credit Lenders": at any time, Revolving Credit Lenders the Revolving Credit Commitment Percentages of which aggregate in excess of 50%.

               "Required Tranche A Lenders": at any time, Tranche A Lenders the Tranche A Commitment Percentages of which aggregate in excess of 50%.

               "Required Tranche B Lenders": at any time, Tranche B Lenders the Tranche B Commitment Percentages of which aggregate in excess of 50%.

               "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

               "Reserved Amount":  the sum of $3,000,000.

               "Responsible Officer": with respect to the Borrower or any Subsidiary, any one of the chairman of the board, the chief executive officer, the president and the executive vice president of the Borrower or such Subsidiary or, with respect to financial matters, the chief financial officer or treasurer of the Borrower or such Subsidiary.

               "Restricted Payment":  as defined in subsection 9.8.

               "Revolving Credit Commitment": with respect to each Revolving Credit Lender, the amount set forth opposite such Revolving Credit Lender's name on Schedule I under the heading "Revolving Credit
                           ----------
          Commitment", as such amount may be reduced from time to time pursuant to this Agreement; collectively, as to all the Revolving Credit Lenders, the "Revolving Credit Commitments".

               "Revolving Credit Commitment Percentage": as to any Revolving Credit Lender at any time, the percentage which (i) the sum of (a) such Revolving Credit Lender's then unused Revolving Credit Commitment plus (b) such Revolving Credit Lender's Revolving Credit Loans then outstanding then constitutes of (ii) the sum of (x) the aggregate outstanding then unused Revolving Credit Commitments of all the Revolving Credit Lenders plus (y) the aggregate principal amount of Revolving Credit Loans of all the Revolving Credit Lenders then outstanding.

               "Revolving Credit Commitment Period": the period from and including the Closing Date to but not including the Tranche A and Revolver Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

               "Revolving Credit Lender": any Lender with an unused Revolving Credit Commitment hereunder and/or any Revolving Credit Loans outstanding hereunder; collectively, the "Revolving Credit Lenders".

               "Revolving Credit Loans":  as defined in subsection 3.1(a).

               "Revolving Credit Note":  as defined in subsection 3.3(e).

               "SEC": the United States Securities and Exchange Commission or any successor thereto.

               "Security Agreements": collectively, the Borrower Security Agreement and the Subsidiary Security Agreements.

               "Security Documents": collectively, the Leasehold Mortgages, the Mortgages, the Security Agreements, the Pledge Agreements, and all other security documents hereafter delivered to the Agent granting or purporting to grant a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower and/or the Foreign Subsidiaries hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

               "Seller":  with respect to the Acquisition, Ingersoll-Rand
          Company.

               "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

               "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount that will be required to pay all "liabilities of such Person, contingent or otherwise", as of such date (as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature, taking into account the timing of and amounts of cash to be received by such Person and the timing of and amounts of cash to be payable on or in respect of indebtedness of such Person; in each case after giving effect to (A) as of the Closing Date the making of the Loans to be made on the Closing Date and to the application of the proceeds of such Loans, and (B) on any date after the Closing Date, the making of any Revolving Credit Loan to be made on such date, and to the application of the proceeds of such Revolving Credit Loan. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

               "Special Tax Payment": up to an amount not to exceed $1,500,000 in the aggregate, payable by the Borrower to the Seller on or after the Closing Date on account of income taxes payable with respect to PED for the period from October 1, 1996 through the Closing Date.

               "Sublimit":  as defined in subsection 4.1.

               "Subordinated Loan":  as defined in the definition of Cash
          Infusion.

               "Subordinated Loan Agreement": as defined in the definition of Cash Infusion.

               "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower, include all Domestic Subsidiaries and Foreign Subsidiaries of the Borrower after giving effect to the Acquisition.

               "Subsidiaries' Guarantee": the Guarantee to be executed and delivered by each Subsidiary of the Borrower (other than the Brazilian Company, the Texas Company, the Inactive Subsidiaries and any Foreign Subsidiary with respect to which the making of such Guarantee is prohibited under the laws of the jurisdiction in which such Foreign Subsidiary is organized), substantially in the form of Exhibit E, in
                                                                 ---------
          the case of the Domestic Subsidiaries, and in form and substance satisfactory to the Agent in the case of the Foreign Subsidiaries, in each case as the same may be amended, supplemented or otherwise modified from time to time.

               "Subsidiary Pledge Agreement": each Pledge Agreement to be executed and delivered by each Subsidiary (other than the Inactive Subsidiaries, the Brazilian Company and the Texas Company) which owns a Subsidiary or an equity interest in the Texas Company, substantially in the form of Exhibit G, in the case of the Domestic Subsidiaries,
                         ---------
          and in form and substance satisfactory to the Agent in the case of the Foreign Subsidiaries, in each case as the same may be amended, supplemented or otherwise modified from time to time.

               "Subsidiary Security Agreement": collectively, (a) each Security Agreement to be executed and delivered by each Subsidiary of the Borrower (other than the Inactive Subsidiaries, the Brazilian Company and the Texas Company) in favor of the Agent, substantially in the form of Exhibit F-1, in the case of the Domestic Subsidiaries, and in
                  -----------
          form and substance satisfactory to the Agent in the case of the Foreign Subsidiaries, in each case as the same may be amended, supplemented or otherwise modified from time to time and (b) each Trademark Security Agreement, Patent Security Agreement and Copyright Security Agreement to be executed by each Subsidiary in favor of the Agent, substantially in the forms of Exhibit F-2(a), (b) and (c) in
                                               --------------  ---     ---
          the case of the Domestic Subsidiaries, and in form and substance satisfactory to the Agent in the case of the Foreign Subsidiaries, in each case as the same may be amended, supplemented or otherwise modified from time to time.

               "Subsidiary Security Documents": collectively, the Subsidiary Security Agreements and the Subsidiary Pledge Agreements.

               "Suspension Period": the period commencing on February 1, 1997 and ending when each and every action (including the execution, delivery, filing, recordation or registration of documents) required to be taken pursuant to the Closing Letter shall have been taken, in each case in form and substance satisfactory to the Agent.

               "Term Loan": a Tranche A Term Loan or a Tranche B Term Loan, as the context shall require; collectively, the "Term Loans".

               "Term Loan Commitments": the collective reference to the Tranche A Commitments and the Tranche B Commitments; individually, a "Term Loan Commitment".

               "Term Loan Commitment Percentage": as to any Term Loan Lender at any time, the percentage of the Term Loan Commitments then constituted by such Term Loan Lender's Term Loan Commitments (or, after the Term Loans are made, the percentage of the aggregate Term Loans then constituted by such Term Loan Lender's Term Loans).

               "Term Loan Lender": any Lender with an unused Term Loan Commitment hereunder and/or any Term Loans outstanding hereunder; collectively, the "Term Loan Lenders".

               "Term Note":   a Tranche A Term Note or a Tranche B Term Note, as
          the context shall require; collectively, the "Term Notes".

               "Texas Company": Zeig Sheet Metals, a corporation incorporated under the laws of Texas.

               "Total Debt":   with respect to any Person at any time, all
          Indebtedness of such Person and its Subsidiaries as determined on a consolidated basis in accordance with GAAP pursuant to clauses (a),
          (b), (c) and (e) of the definition of Indebtedness, including (without duplication), if such Person is the Borrower, the aggregate principal amount of all outstanding Loans.

               "Tranche":   the collective reference to Eurodollar Loans the
          then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

               "Tranche A and Revolver Termination Date":   the fifth
          anniversary of the Closing Date.

               "Tranche A Commitment": as to any Tranche A Lender, its obligation to make a Tranche A Term Loan to the Borrower in an amount equal to the amount set forth opposite such Tranche A Lender's name in
          Schedule I under the heading "Tranche A Commitment", as such amount
          ----------
          may be reduced from time to time pursuant to this Agreement; collectively, as to all the Tranche A Lenders, the "Tranche A Commitments".

               "Tranche A Commitment Percentage": as to any Tranche A Lender at any time, the percentage of the Tranche A Commitments then constituted by such Tranche A Lender's Tranche A Commitment (or, after the Tranche A Term Loans are made, the percentage of the aggregate Tranche A Term Loans then constituted by such Tranche A Lender's Tranche A Term
          Loan).

               "Tranche A Lender": any Lender with an unused Tranche A Commitment hereunder and/or any Tranche A Term Loans outstanding hereunder, collectively, the "Tranche A Lenders".

               "Tranche A Term Loan":  as defined in subsection 2.1(a).

               "Tranche A Term Note":  as defined in subsection 2.5(d)(i).

               "Tranche B Commitment": as to any Tranche B Lender, its obligation to make a Tranche B Term Loan to the Borrower in an amount equal to the amount set forth opposite such Tranche B Lender's name in
          Schedule I under the heading "Tranche B Commitment", as such amount
          ----------
          may be reduced from time to time pursuant to this Agreement; collectively, as to all the Tranche B Lenders, the "Tranche B Commitments".

               "Tranche B Commitment Percentage": as to any Tranche B Lender at any time, the percentage of the Tranche B Commitments then constituted by such Tranche B Lender's

          Tranche B Commitment (or, after the Tranche B Term Loans are made, the percentage of the aggregate Tranche B Term Loans then constituted by such Tranche B Lender's Tranche B Term Loan).

               "Tranche B Lender": any Lender with an unused Tranche B Commitment hereunder and/or any Tranche B Term Loans outstanding hereunder; collectively, the "Tranche B Lenders".

               "Tranche B Maturity Date": the seventh anniversary of the Closing Date.

               "Tranche B Term Loan":  as defined in subsection 2.1(b).

               "Tranche B Term Note":  as defined in subsection 2.5(d)(ii).

               "Transferee":  as defined in subsection 12.6(f).

               "Transition Period": the period commencing on the Closing Date and ending on the earlier to occur of (a) the date on which the Agent determines, in the exercise of its sole judgment, that syndication of the Loans has been completed or (b) the ninety-first day next following the Closing Date.

               "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

               "Unused Revolving Credit Commitment": as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Revolving Credit Lender's Revolving Credit Commitment at such time over (b) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding plus such Lender's Pro Rata Share of the Letter of Credit Outstanding at such time.

               "Voting Stock": as to any Person, the Capital Stock of such Person normally entitled to vote in the election of directors of such Person. With respect to the Borrower, the term "Voting Stock" includes both the Common Stock and the Class B Stock of the Borrower (unless otherwise specified).

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Loan Document or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in any Loan Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1. 1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (e) Sections and subsections headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

          SECTION 2.  AMOUNT AND TERMS OF TERM LOAN COMMITMENTS

          2.1 Term Loans. Subject to the terms and conditions hereof, (a) each Tranche A Lender severally agrees (a) to make a term loan (a "Tranche A Term Loan") to the Borrower on the Closing Date in an amount equal to the Tranche A Commitment of such Tranche A Lender and (b) each Tranche B Lender severally agrees to make a term loan (a "Tranche B Term Loan") to the Borrower on the Closing Date in an amount equal to the Tranche B Commitment of such Tranche B Lender. The Term Loans may from time to time be (a) Eurodollar Loans, (b) Base Rate Loans or (c) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with subsections 2.2 and 5.2. No portion of the Tranche A Loan Commitments which has not been borrowed on the Closing Date may be borrowed thereafter.

          2.2 Procedure for Term Loan Borrowing. The Borrower hereby requests a Tranche A Term Loan borrowing on the Closing Date in an amount equal to the aggregate amount of the Tranche A Commitments of the Tranche A Lenders and a Tranche B Term Loan borrowing on the Closing Date in an amount equal to the aggregate amount of the Tranche B Commitments of the Tranche B Lenders. The Borrower shall give the Agent irrevocable notice prior to 10:00 A.M., New York City time, at least three Business Days prior to the Closing Date, if all or any part of the Term Loans are to be initially Eurodollar Loans, specifying the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor; provided that, (a) during the Suspension Period, all Term Loans shall be Base Rate Loans and (b) during the Transition Period, the Borrower may only select a one month Interest Period. If no such notice is given by the Borrower, the Term Loans shall initially be Base Rate Loans. Upon receipt of such notice the Agent shall promptly notify the Term Loan Lenders thereof. Each Term Loan Lender will make the amount of its pro rata share of each borrowing of Term Loans available to the Agent for the account of the Borrower at the office of the Agent specified in subsection 12.2 prior to 10:00 A.M., New York City time, on the Closing Date in Dollars and in funds immediately available to the Agent. The Agent shall, by 12:00 noon, New York City time, on the Closing Date credit the account of the Borrower on the books of such office of the Agent or such other account as specified by the Borrower with the aggregate of the amounts made available to the Agent by the Term Loan Lenders and in like funds as received by the Agent.

          2.3 Repayment of Tranche A Term Loans. The Borrower hereby unconditionally promises to pay to the Agent for the account of the Tranche A Lenders in repayment of the principal amount of the Tranche A Term Loans made by such Tranche A Lenders the amounts set forth below on the last Business Day of each month and year set forth below; provided that, notwithstanding the foregoing, the aggregate then unpaid principal amount of the Tranche A Term Loans shall be payable on the Tranche A and Revolver Termination Date (or such earlier date on which the Tranche A Term Loans become due and payable pursuant to Section 5 or 10):

                     Month, Year                 Amount
                     -----------                 ------
                     March, 1997               $  500,000
                     June, 1997                $  500,000
                     September, 1997           $  500,000
                     December, 1997            $  500,000
                     March, 1998               $  750,000
                     June, 1998                $  750,000
                     September, 1998           $  750,000

                     Month, Year               Amount
                     -----------               ------
                     December, 1998            $  750,000
                     March, 1999               $1,500,000
                     June, 1999                $1,500,000
                     September, 1999           $1,500,000
                     December, 1999            $1,500,000
                     March, 2000               $2,000,000
                     June, 2000                $2,000,000
                     September, 2000           $2,000,000
                     December, 2000            $2,000,000
                     March, 2001               $2,750,000
                     June, 2001                $2,750,000
                     September, 2001           $2,750,000
                     Tranche A and Revolver
                      Termination Date         $2,750,000


The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Tranche A Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 5.4.

          2.4 Repayment of Tranche B Term Loans. The Borrower hereby unconditionally promises to pay to the Agent for the account of the Tranche B Lenders in repayment of the principal amount of the Tranche B Term Loans made by such Tranche B Lenders the amounts set forth below on the last Business Day of each month and year set forth below provided that, notwithstanding the foregoing, the aggregate then unpaid principal amount of the Tranche B Term Loans shall be payable on the Tranche B Maturity Date (or such earlier date on which the Tranche B Term Loans become due and payable pursuant to Section 5 or
10):

                     Month, Year                     Amount
                     -----------                     ------
                     March, 1997                    $  250,000
                     June, 1997                     $  250,000
                     September, 1997                $  250,000
                     December, 1997                 $  250,000
                     March, 1998                    $  250,000
                     June, 1998                     $  250,000
                     September, 1998                $  250,000
                     December, 1998                 $  250,000
                     March, 1999                    $  250,000
                     June, 1999                     $  250,000
                     September, 1999                $  250,000
                     December, 1999                 $  250,000
                     March, 2000                    $  250,000
                     June, 2000                     $  250,000
                     September, 2000                $  250,000
                     December, 2000                 $  250,000
                     March, 2001                    $  250,000
                     June, 2001                     $  250,000
                     September, 2001                $  250,000

                     Month,year                     Amount
                     ----------                     ------
                     December, 2001                 $  250,000
                     March, 2002                    $3,125,000
                     June, 2002                     $3,125,000
                     September, 2002                $3,125,000
                     December, 2002                 $3,125,000
                     March, 2003                    $3,125,000
                     June, 2003                     $3,125,000
                     September, 2003                $3,125,000
                     Tranche B Maturity Date        $3,125,000

The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Tranche B Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 5.4.

          2.5 Evidence of Term Loan Debt. (a) Each Term Loan Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Term Loan Lender resulting from the Tranche A Term Loans and/or Tranche B Term Loans made by such Term Loan Lender from time to time, including the amounts of principal and interest payable and paid to such Term Loan Lender from time to time under this Agreement.

          (b) The Agent shall maintain the Register pursuant to subsection 12.6(d), and a subaccount therein for each Term Loan Lender, in which shall be recorded (i) the amount of each Tranche A Term Loan and Tranche B Term Loan made hereunder, the Type thereof and, in the case of Eurodollar Loans, each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Term Loan Lender hereunder and (iii) both the amount of any sum received by the Agent hereunder from the Borrower and each Term Loan Lender's share thereof, if any.

          (c) The entries made in the Register and the accounts of each Term Loan Lender maintained by the Agent pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Term Loan Lender or the Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Tranche A Term Loans and/or Tranche B Term Loans made to the Borrower by such Term Loan Lender in accordance with the terms of this Agreement.

          (d) The Borrower agrees that at the closing on the Closing Date the Borrower will execute and deliver to such Term Loan Lender (i) a promissory note of the Borrower evidencing the Tranche A Term Loans made by such Tranche A Lender, substantially in the form of Exhibit H-1 (a "Tranche A Term Note"),
                                     -----------
payable to the order of such Tranche A Lender and in a principal amount equal to, the lesser of (A) the initial Tranche A Commitment of such Tranche A Lender or (B) the aggregate unpaid principal amount of all Tranche A Term Loans made by such Tranche A Lender, and/or (ii) a promissory note of the Borrower evidencing the Tranche B Term Loan made by such Tranche B Lender, substantially in the form of Exhibit H-2 (a "Tranche B Term Note"), payable to the order of such Tranche B
   -----------
Lender and in a principal amount equal to the lesser of (A) the initial Tranche B Commitment of such Tranche B Lender or (B) the aggregate unpaid principal amount of all Tranche B Term Loans made by such Tranche B Lender. Each Term Loan Lender is hereby authorized to record the date, Type and amount of each Tranche A Term Loan or Tranche B Term Loan, as the case may be, made by such Term Loan Lender, the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period and Eurodollar Rate with respect thereto, on the schedule annexed to and constituting a part of its Tranche A Term Note or Tranche B Term Note, as the case may be; provided, however, that the failure to make any such recordation (or any error therein) shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Tranche A Term Loans and/or Tranche B Term Loans made to the Borrower in accordance with the terms of this Agreement.

          2.6 Use of Proceeds of Term Loans. The proceeds of the Term Loans shall be used by the Borrower on the Closing Date to (a) finance the prepayment of certain outstanding indebtedness pursuant to the Refinancing and to pay related fees and expenses and (b) to finance a portion of the Acquisition and/or to pay related fees and expenses.


          SECTION 3.  AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

          3.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Revolving Credit Lender's Available Revolving Credit Commitment. Subject to the foregoing, during the Revolving Credit Commitment Period the Borrower may use the Available Revolving Credit Commitments within the limits set forth herein by borrowing and prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

          (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with subsections 3.2 and 5.2, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Tranche A and Revolver Termination Date.

          3.2 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Agent irrevocable notice (which notice must be received by the Agent (a) prior to 10:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (b) prior to 12:00 noon New York City time, one Business Day prior to the requested Borrowing Date, otherwise), specifying
(i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Base Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of such Type of Loan and the respective lengths of the initial Interest Periods therefor; provided, however, that (y) during the Transition Period, Revolving Credit Loans may only be (A) Base Rate Loans or (B) Eurodollar Loans with a one month Interest Period or (C) a combination thereof and (z) during the Suspension Period, Revolving Credit Loans may only be Base Rate Loans. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $100,000 or a whole multiple thereof (or, if the then Revolving Credit Commitments are less than $100,000, such lesser amount) and (y) in the case of Eurodollar Loans, $ 1,000,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Borrower at the office of the Agent specified in subsection 12.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower and in funds immediately available to the Agent. Such borrowing will then be made available by 1:00 P.M., New York City time to the Borrower by the Agent crediting the account of the Borrower on the books of such office or such other account as specified by the

Borrower with the aggregate of the amounts made available to the Agent by the Revolving Credit Lenders and in like funds as received by the Agent.

          3.3 Repayment of Revolving Credit Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan made by such Lender on the Tranche A and Revolver Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 5 or 10). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 5.4.

          (b) Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Revolving Credit Lender resulting from each Revolving Credit Loan made by such Revolving Credit Lender from time to time, including the amounts of principal and interest payable and paid to such Revolving Credit Lender from time to time under this Agreement.

          (c) The Agent shall maintain the Register pursuant to subsection 12.6(d), and a subaccount therein for each Revolving Credit Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan made hereunder, the Type thereof and, in the case of Eurodollar Loans, each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Revolving Credit Lender hereunder and (iii) both the amount of any sum received by the Agent hereunder from the Borrower and each Revolving Credit Lender's share thereof, if any.

          (d) The entries made in the Register and the accounts of each Revolving Credit Lender maintained by the Agent pursuant to subsection 3.3(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans made to the Borrower by such Revolving Credit Lender in accordance with the terms of this Agreement.

          (e) The Borrower agrees that at the closing on the Closing Date, the Borrower will execute and deliver to such Revolving Credit Lender a promissory note of the Borrower evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit I (a "Revolving
                                                      ---------
Credit Note"), dated the Closing Date and payable to the order of such Revolving Credit Lender and in a principal amount equal to the amount of the Revolving Credit Commitment of such Revolving Credit Lender. Each Revolving Credit Lender is hereby authorized to record the date, Type and amount of each Revolving Credit Loan made by such Revolving Credit Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period and Eurodollar Rate with respect thereto, on the schedule annexed to and constituting a part of its Revolving Credit Note; provided, however, that the failure to make any such recordation (or any error therein) shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans made to the Borrower in accordance with the term of this Agreement.

          3.4 Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Revolving Credit Lender during the Revolving Credit Commitment Period a commitment fee payable quarterly in arrears on the last day of each March, June, September and December and on the Tranche A and Revolver Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof; such fee to be computed at the rate of (a)

0.375% per annum when Level I is in effect during the period immediately preceding the period for which payment is made and (b) 0.500% when any one of Level II, Level III, Level IV, Level V and Level VI is in effect during the period immediately preceding the period for which payment is made, on the average daily amount of the Unused Revolving Credit Commitment of such Revolving Credit Lender during the period for which payment is made; provided that Level V shall be deemed in effect in the circumstances contemplated by clause (A) of the proviso to the definition of Applicable Margin and Level VI shall be deemed in effect in the circumstances contemplated by clause (B) or (C) of said proviso.

          3.5 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than five Business Days' notice to the Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments. Any such reduction shall be in a minimum amount equal to $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the entire remaining balance of the Revolving Credit Commitments and shall reduce permanently the Revolving Credit Commitments then in effect; provided, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding would exceed the Revolving Credit Commitments then in effect.

          3.6 Borrowing Base Reduction. The Borrower agrees that if at any time the sum of (a) the Revolving Credit Loans and (b) the Letter of Credit Outstanding (excluding all outstanding and undrawn Domestic Letters of Credit so long as no drawing thereon shall have been threatened in writing) exceeds the Borrowing Base at such time (after giving effect to the proviso to subsection 8.2(f)), the Borrower shall immediately prepay upon demand by the Agent the Revolving Credit Loans in an amount equal to or greater than that of such excess, together with accrued but unpaid interest on the amount prepaid through the date of prepayment and any amounts payable pursuant to subsection 5.11.

          3.7 Use of Proceeds of Revolving Credit Loans. The proceeds of the Revolving Credit Loans shall be used by the Borrower to finance a portion of the Acquisition and/or to pay related fees and expenses, for working capital and general corporate purposes (including capital expenditures) in the ordinary course of the Borrower's and its Subsidiaries' business.

          3.8 Agency Fee. The Borrower agrees to pay to the Agent, for the Agent's own account, the agency fees specified in the Fee Letter when due and payable thereunder.


          SECTION 4.  LETTERS OF CREDIT

          4.1 Issuance. On the terms and conditions hereinafter set forth, the Issuing Bank on behalf of the Revolving Credit Lenders agrees to issue any Letter of Credit (or amendments thereof) requested by the Borrower during the period from the Closing Date until the date 60 days prior to the Tranche A and Revolver Termination Date; provided, however, that the Issuing Bank shall have no obligation to issue any such Letter of Credit (or amendments thereof) if (a) the Closing Date shall not have previously occurred, (b) such issuance would cause the aggregate amount outstanding at any time of (i) all Letter of Credit Outstanding to exceed $18,500,000, (ii) all Domestic Letters of Credit Outstanding to exceed $3,500,000, (iii) all Foreign Letters of Credit Outstanding to exceed $15,000,000, or (iv) all Letters of Credit Outstanding that are issued for the benefit of any Foreign Subsidiary to exceed at any time the lower of (A) the Foreign Borrowing Base for such Foreign Subsidiary or (B) 66 2/3% of the dollar amount equivalent of the amount of indebtedness in an Authorized Currency which has been recorded as secured by the assets of such Foreign Subsidiary pursuant to any Security Document to which the laws of the jurisdiction of incorporation of such Foreign Subsidiary apply (the

"Sublimit"); provided that any Foreign Letter of Credit issued in favor of CPM/Europe Limited, an Irish corporation, may exceed the Foreign Borrowing Base of CPM/Europe Limited by an amount equal to eighty percent (80%) of its trade receivable from C.P.M./Europe B.V., a Netherlands corporation, if, but only if, and to the extent that (y) such trade receivable would constitute a Foreign Eligible Receivable but for the provisions of clause (h) of the definition of Foreign Eligible Receivable and (z) the Foreign Borrowing Base of C.P.M./Europe B.V. shall have been reduced by an amount equal to the amount by which the face amount of the Foreign Letter of Credit issued in favor of CPM/Europe Limited exceeds its Foreign Borrowing Base, or (c) the stated amount of such Letter of Credit exceeds the aggregate Available Revolving Credit Commitments of all of the Revolving Credit Lenders at the time of such proposed issuance, (d) the term of such Letter of Credit is less than 30 days; and provided, further, that no Letter of Credit may be requested by, and the Issuing Branch shall have no obligation to issue any Letter of Credit for the benefit of or to secure the obligations of, the Brazilian Company or the Texas Company or any Subsidiary which is not a wholly owned Foreign Subsidiary. Each Letter of Credit shall be issued pursuant to a request, given not later than 12:00 P.M. (New York City time) on the fourth Business Day prior to the date of any proposed issuance, by the Borrower (in the case of a Domestic Letter of Credit) or by the Borrower and the applicable Foreign Subsidiary (in the case of a Foreign Letter of Credit) to the Agent, which shall give to the Issuing Bank and each Revolving Credit Lender prompt notice thereof by telecopy, telex or cable. Such request by the Borrower and a Foreign Subsidiary, if applicable, for the issuance of a Letter of Credit (or amendments thereof) shall be made by telephone, telecopy, telex or cable, confirmed immediately in writing if by telephone, in substantially the form of Exhibit J, together with a signed letter of credit application (including the
---------
related reimbursement agreement) on the Issuing Bank's then-standard form (or other form acceptable to the Issuing Bank and appropriate, in the sole opinion of the Issuing Bank, in the circumstances) (a "Letter of Credit Request") duly executed by the Borrower and, in the case of a Foreign Letter of Credit, the applicable Foreign Subsidiary, and may be cancelled by notice thereof prior to issuance of such Letter of Credit by telephone, telecopy, telex or cable, confirmed immediately in writing if by telephone, to the Issuing Bank and the Agent. Within the limits of each Revolving Credit Lender's Available Revolving Credit Commitment and the other restrictions set forth herein, the Borrower's ability to request the issuance of Letters of Credit shall be fully revolving.

          4.2 Participation by Revolving Credit Lenders. Immediately upon issuance or amendment by the Issuing Bank of any Letter of Credit in accordance with the procedures set forth in this Section 4, each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Credit Lender's Pro Rata Revolving Share of such Letter of Credit (including, without limitation, all obligations of the Company with respect thereto) other than amounts owing to the Issuing Bank under subsection 4.8 and any security therefor or guaranty pertaining thereto.

          4.3 Drawings. (a) In the event that any drawing shall be made under a Letter of Credit, by demand or claim (including, without limitation, any draft), the Issuing Bank shall notify the Borrower via telephone, telecopy or telex of such drawing and the Borrower shall (whether or not the Issuing Bank has notified the Borrower of such drawing) reimburse and/or cause the applicable Foreign Subsidiary to reimburse the Issuing Bank in immediately available funds for any amount paid or to be paid by the Issuing Bank under such Letter of Credit on the date of such payment. In the event that any drawing under a Letter of Credit is not reimbursed by the Borrower or the applicable Foreign Subsidiary on the date of payment by the Issuing Bank, and, pursuant to Section 3, the Borrower is then permitted to obtain Revolving Credit Loans hereunder (without regard to the dollar limitation set forth in subsection 3.2 on the minimum amount of any borrowing), the Borrower shall be deemed to have requested a borrowing of Revolving Credit Loans consisting of Base Rate Loans in an aggregate amount equal to such unreimbursed payment. The Revolving Credit Lenders shall make the requested Revolving Credit Loans as of the date of such payment by the Issuing Bank, and the proceeds of such Revolving Credit Loans shall automatically be applied to repay the Issuing Bank for such drawing in full. In the event that any drawing under a Letter of Credit is not reimbursed by the Borrower or the applicable Foreign Subsidiary on the date of payment by the Issuing Bank and such Revolving Credit Loans are not made hereunder for any reason, a default specified in subsection 10(a) shall have occurred and the Issuing Bank shall promptly notify the Agent thereof, and the Agent shall promptly notify each Lender. Immediately upon receipt of such notice, the Revolving Credit Lenders will pay to the Issuing Bank the amount of their respective participations in the Letter of Credit. In the event that any Revolving Credit Lender fails timely to make the Revolving Credit Loan or pay the amount of its participation as required by this subsection 4.3, interest shall accrue thereon at the Federal Funds Rate for the first three Business Days following the date of payment by the Issuing Bank and the Federal Funds Rate plus 1% for the period thereafter to the date of payment thereof by such Revolving Credit Lender. The Issuing Bank shall distribute to each Revolving Credit Lender which has paid all amounts payable by it under this subsection 4.3 with respect to any Letter of Credit such Revolving Credit Lender's Pro Rata Revolving Share of all payments received by the Issuing Bank in reimbursement of drawings honored by the Issuing Bank under such Letter of Credit when such payments are received.

          (b) In the event that any drawing shall be made under a Foreign Letter of Credit and the applicable Foreign Subsidiary fails to reimburse the Issuing Bank as provided in subsection 4.3, or the Borrower, if the Borrower shall effect such reimbursement under subsection 4.3, the Issuing Bank shall have no obligation to issue any Foreign Letter of Credit on behalf of such Foreign Subsidiary until such time as such Foreign Subsidiary shall have reimbursed the Issuing Bank or the Borrower in full (if the Borrower shall have effected such reimbursement). Any such unpaid Indebtedness of a Foreign Subsidiary to the Borrower shall be evidenced by a Note (as defined in the Pledge Agreements) and pledged to the Agent pursuant to the applicable Pledge Agreement.

          4.4 Obligations Absolute. The obligations of the Borrower, any Foreign Subsidiary with respect to Foreign Letters of Credit issued on its behalf, and the Revolving Credit Lenders under subsection 4.3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms hereof, under all circumstances whatsoever, including, without limitation, the circumstances listed below:

          (a) any lack of validity or enforceability of this Agreement, any of the other Loan Documents, any Letter of Credit, any drawings thereunder or any related contract;

          (b) any amendment or waiver of or any consent to any departure from all or any of this Agreement or any of the other Loan Documents;

          (c) the existence of any claim, set-off, defense or other right which the Borrower or such Foreign Subsidiary at any time may have against the Issuing Bank, the Agent, any of the Lenders, any beneficiary or transferee of any Letter of Credit, or any other Person, whether in connection with this Agreement, the other Loan Documents, any Letter of Credit or any unrelated transactions;

          (d) any statement or any other document presented under any Letter of Credit that proves to be forged, fraudulent or invalid or insufficient in any respect or any statement therein that proves to be untrue or inaccurate in any respect whatsoever;

          (e) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate or other document that does not comply with the terms of such Letter of Credit; or

          (f) any other circumstances or happening whatsoever whether or not similar to any of the foregoing;

provided, however, that neither the Borrower nor such Foreign Subsidiary nor the Revolving Credit Lenders shall have any obligation to the Issuing Bank pursuant to subsection 4.3 if, but for the willful misconduct or gross negligence of the Issuing Bank (as determined in a final, non-appealable judgment by a court of competent jurisdiction), the obligations for which the Issuing Bank seeks reimbursement or payment would not have arisen.

          4.5 Other Lenders. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put the Issuing Bank under any resulting liability to any Lender or relieve any Revolving Credit Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.

          4.6 Indemnification. Each of the Borrower and each Foreign Subsidiary (but as to each Foreign Subsidiary, only with respect to Foreign Letters of Credit issued on its behalf), jointly and severally, shall indemnify and hold harmless the Issuing Bank from and against any and all claims, damages, losses, liabilities, reasonable costs and expenses of any kind whatsoever, including reasonable fees and expenses of attorneys and paralegals that the Issuing Bank may incur (or that may be claimed against the Issuing Bank by any Person), together with all reasonable costs and expenses resulting from the compromise or defense of any claims or liabilities hereinafter described, by reason of or in connection with (a) the execution and delivery or transfer of, or payment or failure to pay under, any Letter of Credit (Foreign Letter of Credit, in the case of such Foreign Subsidiary), (b) any suit, action or proceeding brought by any person to require or prevent payment under any Letter of Credit (Foreign Letter of Credit, in the case of such Foreign Subsidiary), or
(c) any breach by the Borrower or such Foreign Subsidiary of any warranty, covenant, term or condition in, or the occurrence of any default under, any of the Loan Documents (to the extent related to Letters of Credit (or any such Foreign Letters of Credit in the case of such Foreign Subsidiary)), any Letter of Credit (or any such Foreign Letter of Credit in the case of such Foreign Subsidiary) or any related contract, together with all reasonable expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default and defense against any legal action commenced to challenge the validity of any of such documents; provided, however, that neither the Borrower nor such Foreign Subsidiary shall be required to indemnify the Issuing Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the gross negligence or willful misconduct (as determined in a final, non-appealable judgment in a court of competent jurisdiction) of the Issuing Bank in determining whether a draft, certificate or other documents presented under any Letter of Credit complied with the terms of such Letter of Credit, or (ii) the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary thereof of a draft, certificate or other document strictly complying with the terms and conditions of such Letter of Credit. Nothing in this subsection 4.6 is intended to limit or modify in any way the reimbursement obligations of the Borrower and each Foreign Subsidiary set forth in subsection 4.3. In case any action or proceeding is brought against the Issuing Bank in respect of which indemnity may be sought under this Agreement, the Issuing Bank shall promptly give notice of any such action or proceeding to the Borrower and may require the Borrower, upon such notice, to assume the defense of the action or proceeding, provided that failure of the Issuing Bank to give such notice shall not relieve the Borrower nor the applicable Foreign Subsidiary of any of its obligations under this subsection
4.6. Upon receipt of such notice from the Issuing Bank requesting that the Borrower assume such defense, the Borrower shall resist and defend such action or proceeding at the Borrower's sole cost and expense. The obligations of the Borrower and the Foreign Subsidiaries under this subsection 4.6 shall survive the termination of the Letters of Credit and this Agreement.

          4.7 Liability of the Issuing Bank. Each of the Borrower and each Foreign Subsidiary (but as to each Foreign Subsidiary, only with respect to Foreign Letters of Credit issued on its behalf), assumes all risks of the acts or omissions of the users of any Letter of Credit (any such Foreign Letter of Credit in the case of such Foreign Subsidiary) and all risks of the misuse of any Letter of Credit (any such Foreign Letter of Credit in the case of such Foreign Subsidiary). Neither the Issuing Bank, nor any of its officers, directors, employees or agents shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or for any acts or omissions of any Person and any transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement or endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment against presentation of documents which do not comply with the terms of the applicable Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that the Borrower or such Foreign Subsidiary shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower or such Foreign Subsidiary to the extent, but only to the extent, of damages suffered by the Borrower or such Foreign Subsidiary which were caused by (i) the Issuing Bank's gross negligence or willful misconduct (as determined in a final, non-appealable judgment by a court of competent jurisdiction) in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit (it being understood that any such noncompliance in any immaterial respect shall not be deemed gross negligence or willful misconduct of the Issuing Bank) or (ii) the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary thereof of a draft, certificate or other document strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless the Issuing Bank shall have been ordered not to accept such documents by a court of competent jurisdiction.

          4.8  Letter of Credit Fee.   The Borrower agrees to pay to the Agent a
non-refundable letter of credit fee, to be distributed by the Agent to each Revolving Credit Lender according to its Revolving Credit Commitment Percentage, equal to the L/C Rate (as defined below) on the daily amount of outstanding issued Letters of Credit, payable quarterly on the last day of December, March, June and September, commencing December 31, 1996, and on the Tranche A and Revolver Termination Date. With respect to each Letter of Credit, the Borrower agrees to pay to the Issuing Bank, solely for the account of the Issuing Bank,
(a) a non-refundable issuing fee of 1/4% of 1% per annum on the face amount of such Letter of Credit for the term of such Letter of Credit, payable in advance on the date of issuance thereof for the three-month period following the date of issuance and on each date occurring every three-months after the date of issuance; and (b) the Issuing Bank's customary administrative fee. "L/C Rate", as used above, means an interest rate per annum equal to the Applicable Margin for Eurodollar Loans in effect on the last day of the fiscal quarter immediately preceding the payment date, after giving effect to the proviso to the definition of Applicable Margin.

          4.9 Letter of Credit Security. Except for the Foreign Letters of Credit to be issued at the closing on the Closing Date in favor of CPM/Pacific (Private) Limited, no Foreign Letter of Credit will be issued for the benefit of any Foreign Subsidiary unless, prior to such issuance, the Agent has obtained for the benefit of the Issuing Bank a valid and fully perfected security interest of first priority in such of the property and assets of such Foreign Subsidiary as the Agent or the Issuing Bank may specify pursuant to documentation that is in form and substance satisfactory to the Agent and the Issuing Bank.

          4.10 Guarantee. (a) The Borrower (the Borrower, in its capacity as guarantor in this subsection 4.10, being sometimes referred to as the "Parent Guarantor") hereby unconditionally and irrevocably guarantees to the Agent for the benefit of the Issuing Bank and for the ratable benefit of the Revolving Credit Lenders the due, punctual and complete payment and performance by each Foreign Subsidiary when and as due (whether at stated maturity, by acceleration or otherwise) of its Foreign Subsidiary Obligations.

          (b) The Parent Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Agent, the Issuing Bank or any Revolving Credit Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting any or all of the Foreign Subsidiary Obligations and/or enforcing any rights with respect to, or collecting against, the Parent Guarantor under the guarantee in this subsection 4.10 ("Parent Guarantee"). This Parent Guarantee shall remain in full force and effect until all Foreign Subsidiary Obligations are paid in full, no Foreign Letters of Credit are outstanding and the Commitments are terminated, notwithstanding that from time to time prior thereto while the Commitments are in effect any or all of the Foreign Subsidiaries may be free from any Foreign Subsidiary Obligations.

          (c) The Parent Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Parent Guarantor, and without notice to or further assent by the Parent Guarantor, any demand for payment of any of the Foreign Subsidiary Obligations made by the Agent or any Revolving Credit Lender or the Issuing Bank may be rescinded by the Agent or such Lender or the Issuing Bank, and any of the Foreign Subsidiary Obligations continued, and the Foreign Subsidiary Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed extended, amended modified. accelerated, compromised, waived, surrendered or released by the Agent or any Lender or the Issuing Bank, and the Credit Agreement, any other Loan Document, any Interest Rate Agreement entered into by the Borrower with any Lender and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Agent (or the Required Lenders, as the case may be) or the relevant Lender (in the case of any Interest Rate Agreement) or the Issuing Bank (in the case of any Letter of Credit) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Agent, the Issuing Bank or any Lender for the payment of the Foreign Subsidiary Obligations may be sold, exchanged waived, surrendered or released. Neither the Agent nor any Lender nor the Issuing Bank shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Foreign Subsidiary Obligations or for this Parent Guarantee or any property subject thereto. When making any demand hereunder against the Parent Guarantor whether pursuant to subsection 4.3 or otherwise, the Agent or any Lender or the Issuing Bank may, but shall be under no obligation to, make a similar demand on the applicable Foreign Subsidiary or any other guarantor, and any failure by the Agent or any Lender or the Issuing Bank to make any such demand or to collect any payments from the applicable Foreign Subsidiary or any such other guarantor or any release of the applicable Foreign Subsidiary or such other guarantor shall not relieve the Parent Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Agent or any Lender or the Issuing Bank against the Parent Guarantor.

          (d) The Parent Guarantor waives any and all notices of the creation, renewal, extension or accrual of any of the Foreign Subsidiary Obligations and notice of or proof of reliance by the Agent or any Lender or the Issuing Bank upon this Parent Guarantee or acceptance of this Parent Guarantee; the Foreign Subsidiary Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred or renewed, extended, amended or waived, in reliance upon this Parent Guarantee; and all dealings between any Foreign Subsidiary or the Parent Guarantor, on the one hand, and the Agent, the Issuing Bank and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Parent Guarantee. The Parent Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Parent Guarantor or any Foreign Subsidiary with respect to the Foreign Subsidiary Obligations. This Parent Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of this Agreement, any Note, any other Loan Document, any Interest Rate Agreement entered into by the Borrower with any Lender, any of the Foreign Subsidiary Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Agent or any Lender or the Issuing Bank, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Foreign Subsidiary against the Agent or any Lender or the Issuing Bank, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of the Parent Guarantor or any Foreign Subsidiary) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Foreign Subsidiary for the Foreign Subsidiary Obligations, or of the Parent Guarantor under this Parent Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Parent Guarantor, the Agent, the Issuing Bank and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Foreign Subsidiary or any other Person or against any collateral security or guarantee for the Foreign Subsidiary Obligations or any right of offset with respect thereto, and any failure by the Agent, the Issuing Bank or any Lender to pursue such other rights or remedies or to collect any payments from any Foreign Subsidiary or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Foreign Subsidiary or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Parent Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agent, the Issuing Bank or any Lender against the Parent Guarantor. This Parent Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Parent Guarantor and shall inure to the benefit of the Agent, the Issuing Bank and the Lenders until all the Foreign Subsidiary Obligations and the obligations of the Parent Guarantor under this Parent Guarantee shall have been satisfied by payment in full and the Commitments shall have been terminated, notwithstanding that from time to time while the Commitments are in effect during the term of this Agreement any Foreign Subsidiary may be free from any Foreign Subsidiary Obligations.

          (e) This Parent Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payments, or any part thereof, of any of the Foreign Subsidiary Obligations are rescinded or must otherwise be restored or returned by the Agent or any Lender or the Issuing Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the related Foreign Subsidiary or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, such Foreign Subsidiary or any substantial part of its property, or otherwise, all as though such payments had not been made.


          SECTION 5.  GENERAL PROVISIONS APPLICABLE TO COMMITMENTS AND LOANS

          5.1 Prepayments. (a) The Borrower may on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans, or at any time and from time to time, in the case of Base Rate Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least three Business Days' irrevocable notice to the Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 5.11, if any, and, in the case of prepayments of the Term Loans, accrued interest to such date on the amount prepaid. Subject to the provisions of subsection 5.1(d), partial prepayments of the Term Loans shall be applied on a pro rata basis between the Term Loans and shall be applied to the remaining installments of principal thereof in the scheduled order of their maturities. Amounts prepaid on account of the Term Loans may not be reborrowed. Such partial prepayments shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.

          (b) If with respect to any of its fiscal years, commencing with its fiscal year ending September 30, 1997, the Borrower shall have Excess Cash Flow for such fiscal year, the Loans shall be prepaid and/or the

Commitments shall be reduced in an aggregate amount equal to 75% of such Excess Cash Flow ("Available Excess Cash Flow") as set forth in the second succeeding sentence, provided that, with respect to the period ending September 30, 1997, Excess Cash Flow shall, notwithstanding anything to the contrary herein, be determined with respect to the period beginning on the Closing Date and ending on September 30, 1997. Each such prepayment shall be made on or before the date which is 90 days after the end of such fiscal year. All amounts used to prepay Loans and/or reduce Commitments pursuant to this subsection 5. l(b) shall be applied (in the case of prepayments) and/or used (in the case of Commitment reductions) as follows:

               First, subject to subsection 5.1(d), to the prepayment in full of all outstanding Term Loans, pro rata,

               Second, to the prepayment in full of all outstanding Revolving Credit Loans, and

               Third, to a cash collateral account maintained with the Agent in respect of the Letter of Credit Outstanding.

          To the extent of any remaining Available Excess Cash Flow, after application as provided above, the Revolving Credit Commitments as then in effect shall be automatically and permanently reduced by an amount equal to the balance, if any. Each prepayment of Term Loans pursuant to this subsection 5.1(b) shall be applied to the remaining installments of principal thereof pro rata and may not be reborrowed.

          (c) The Net Proceeds of any Covered Sale, Qualifying Insurance and Other Proceeds and Pension Plan Reversion Proceeds shall be applied toward the prepayment of the Loans, deposit in the cash collateral account and/or reduction of the Commitments in the order specified in subsection 5.1(b), and prepayments of Term Loans pursuant to this subsection 5.1(c) shall be applied to the remaining installments of principal thereof pro rata and may not be reborrowed.

          (d) Any Tranche B Lender may (i) so long as any Tranche A Term Loans are outstanding, elect not to have any optional prepayment made pursuant to subsection 5.1(a) applied to such Lender's Tranche B Term Loan until all such Tranche A Term Loans have been paid in full, in which case the amount not so applied shall be utilized to prepay the Tranche A Term Loans in the manner specified in subsection 5.1(a); and (ii) so long as any Tranche A Term Loans are outstanding, elect not to have any mandatory prepayment made pursuant to subsection 5.1(b) or subsection 5.1(c) applied to such Lender's Tranche B Term Loan until all such Tranche A Term Loans have been paid in full, in which case the amount not so applied shall be utilized to prepay the Tranche A Term Loans in the manner specified in subsection 5.1(b) or subsection 5.1(c), as the case may be.

          5.2 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Agent at least three Business Days' prior irrevocable notice of such election; provided, that during the Suspension Period, no Base Rate Loan may be converted into a Eurodollar Loan. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor; provided, however, that during the Transition Period, the Interest Period therefor may be only one month. Upon receipt of any such notice the Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurodollar Loans and Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent has or the Required Revolving Credit Lenders (in the case of conversions of Revolving Credit Loans), Required Tranche A Lenders (in the case of conversions of Tranche A Term Loans) or Required

Tranche B Lenders (in the case of conversions of Tranche B Term Loans) have determined that such a conversion is not appropriate, (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Tranche A and Revolver Termination Date (in the case of conversions of Revolving Credit Loans) or the date of the final installment of principal of the Term Loans (in the case of conversions of Term Loans) and (iii) no Loan may be converted into a Eurodollar Loan during the Suspension Period.

          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Agent, in accordance with the applicable provisions of the definition of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that, during the Transition Period, such Interest Period may be only of a one month duration, provided, further, that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Agent has or the Required Revolving Credit Lenders (in the case of continuations of Revolving Credit Loans), Required Tranche A Lenders (in the case of continuations of Tranche A Term Loans) and Required Tranche B Lenders (in the case of continuations of Tranche B Term Loans) have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Tranche A and Revolver Termination Date (in the case of continuations of Revolving Credit Loans) or the date of the final installment of principal of the Term Loans (in the case of continuations of Term Loans) or (iii) during the Suspension Period, and provided, still further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.

          5.3 Minimum Amounts of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto (a) the aggregate principal amount of the Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than seven separate Tranches shall be outstanding at any time.

          5.4 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

          (c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is 2% over the rate otherwise applicable thereto, in each case from the date of such non-payment until such amount is paid in full (before as well as after the applicable judgment, if any).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

          5.5 Computation of Interest and Fees. (a) Commitment fees, Letter of Credit fees and interest shall be calculated on the basis of a 360-day year for the actual days elapsed, except that whenever interest is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the affected Lenders in the absence of manifest error.

          5.6 Inability to Determine Interest Rate. If on the day which is two Business Days prior to the first day of any Interest Period:

          (a) the Agent shall have determined that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate with respect to any Eurodollar Loan to be outstanding during such Interest Period, or

          (b) the Agent shall have determined that the Eurodollar Rate with respect to any Eurodollar Loan to be outstanding during such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their affected Eurodollar Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any affected Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any affected Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans, shall be continued as Base Rate Loans and (z) any affected outstanding Eurodollar Loans that were to have been continued as such shall be converted on the first day of such Interest Period to Base Rate Loans. Until such time as the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans. Each determination by the Agent hereunder shall be conclusive absent manifest error.

          5.7 Pro Rata Treatment and Payments. (a) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Agent, for the account of the Revolving Credit Lenders, the Term Loan Lenders, the Issuing Bank or the Agent, as the case may be, at the Agent's office specified in subsection 12.2, in Dollars and in immediately available funds. Payments received by the Agent after such time shall be deemed to have been received on the next Business Day. The Agent shall distribute such payments to the Lenders entitled to receive the same promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest shall be payable thereon at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

          (b) Unless the Agent shall have been notified in writing by any Revolving Credit Lender or Term Loan Lender prior to a Borrowing Date for Revolving Credit Loans or Term Loans, as the case may be, that such Lender will not make the amount that would constitute its share of such borrowing on such Borrowing

Date available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Agent by such Lender within three Business Days of such Borrowing Date, the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower.

          (c) Each borrowing by the Borrower of Tranche A Term Loans, Tranche B Term Loans, and Revolving Credit Loans shall be made ratably from the Tranche A Lenders, Tranche B Lenders, and Revolving Credit Lenders, respectively, in accordance with their respective Term Loan Commitment Percentages and Revolving Credit Commitment Percentages. Any reduction of the Revolving Credit Commitments shall be made ratably among the Revolving Credit Lenders, in accordance with their respective Revolving Credit Commitment Percentages.

          5.8 Illegality. (a) Notwithstanding any other provision herein, if the adoption of or any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Agent, such Lender may:

          (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Loan shall, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration is subsequently withdrawn; and

          (ii) require that all outstanding Eurodollar Loans made by such Lender be converted to Base Rate Loans, in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided if paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

          (b) For purposes of this subsection 5.8, a notice to the Borrower by any Lender shall be effective, if lawful, on the last day of the then current Interest Period; in all other cases such notice shall be effective on the date of receipt by the Borrower.

          5.9 Requirements of Law. (a) If after the date of this Agreement the adoption of or any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the administration or interpretation thereof (whether or not having the force of law):

          (i) shall change the basis of taxation of payments to any Lender in respect of the principal of or interest on any Eurodollar Loan made by such Lender or any fees or other amounts payable hereunder (other than taxes imposed on or measured by the overall net income of such Lender by the jurisdiction in which such Lender has its principal office (or lending office) or by any political subdivision or taxing authority therein);

          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or other similar requirement against assets of, deposits with or for the account of, or other extensions of credit by, any office of such Lender (which requirement is not otherwise included in the determination of the Eurodollar Rate); or

          (iii) shall impose on such Lender any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof by an amount deemed by such Lender to be material, then, in any such case, the Borrower shall pay to such Lender, any additional amounts necessary to compensate such Lender for such increased cost incurred or reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower, through the Agent, of the event by reason of which it has become so entitled. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (b) If any Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted after the date hereof pursuant to or arising out of the July 1988 report of the Basic Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or such holding company's capital as a consequence of its obligations hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such holding company's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for any such reduction suffered.

          (c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower (with a copy to the Agent) and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same.

          5.10 Taxes. (a) All payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, charges, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes, franchise taxes, or any other taxes imposed on or measured by the net income or profits of the Agent or such Lender, in each case by the jurisdiction under the laws of which the Agent or such Lender is organized or any political subdivision thereof or by the jurisdiction in which the applicable lending or issuing office of the Agent or such Lender is located or any political subdivision thereof and (ii) U.S. withholding taxes payable with respect to payments hereunder under laws (including any treaty, ruling, determination or regulation) in effect on the date hereof, but not any increase in U.S. withholding tax resulting from any subsequent change in such laws occurring (x) after the date hereof in the case of the Agent and any Lender as of the date of this Agreement, and (y) in the case of any other Lender, the date of Assignment and Acceptance pursuant to which it became a Lender (all such non-excluded taxes, levies, imposts, charges, deductions and withholdings the "Non-Excluded Taxes"). In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement ("Other Taxes"). If any Non-Excluded Taxes or Other Taxes are required by law to be withheld from any amounts payable to the Agent or any Lender hereunder or under the Notes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, upon receipt thereof the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of any original official receipt received by the Borrower showing payment thereof. The Borrower shall indemnify the Agent and the Lenders for the full amount of Non-Excluded Taxes, Other Taxes and any taxes imposed by any jurisdiction on amounts payable under this subsection 5.10(a) that are paid by such Lender or Agent, (including penalties, interest and expenses arising therefrom or with respect thereto). If the Borrower determines in good faith that a reasonable basis exists for contesting any Non-Excluded Taxes or Other Taxes, such Lender or the Agent shall cooperate with the Borrower in challenging such Non-Excluded Taxes or Other Taxes at the Borrower's expense if requested by the Borrower (it being understood and agreed that the Agent or such Lender shall have no obligation to contest or responsibility for contesting such Non-Excluded Taxes or Other Taxes). If any Lender receives a refund in respect of any Non-Excluded Taxes or Other Taxes for which such Lender has received payment from this Borrower hereunder, such Lender shall, within 30 days of receipt by such Lender, repay such refund to the Borrower, provided that the Borrower, upon the request of such Lender, agrees to return such refund (plus any penalties, interest or other charges) to the Lender in the event such Lender is required to repay such refund. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

          (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

          (i) in the case of a Lender that is a "bank" under Section 881(c)(3)(A) of the Code;

               (A) on or before the date of the first payment to such Lender pursuant to this Agreement following the Closing Date or on or before the effective date of the Assignment and Acceptance, deliver to the Borrower and the Agent (x) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (y) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

               (B) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and promptly upon the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

               (C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent; or

          (ii) in the case of a Lender that is not a "bank" under Section 881(c)(3)(A) of the Code:

               (A) deliver to the Borrower and the Agent (1) a statement under penalties of perjury that such Lender (x) is not a "bank" under
          Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements, (y) is not a 10-percent shareholder within the meaning of Section 881(c)(3)(B) of the Code and (z) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (11) an Internal Revenue Service Form W-8;

               (B) deliver to the Borrower and the Agent a further copy of said Form W-8, or any successor applicable form or other manner of certification on or before the date that any such Form W-8 expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender; and

               (C) obtain such extensions of time for filing and complete such forms or certifications as may be reasonably requested by the Borrower or the Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders any such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Participant pursuant to subsection 12.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection to the Lender from which the related participation shall have been purchased.

          5.11 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or reasonable expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower for any reason in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower for any reason in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment (whether voluntary or mandatory) of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto for any reason. Such loss or reasonable expense may include any loss, including loss of anticipated profits, costs or expense incurred by reason of the liquidation or reemployment of deposits or other funds in order to fund or maintain such Loans. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          5.12 Change of Lending Office. Each Lender agrees that it will use all reasonable efforts (so long as such designation would not be adverse to it, as determined in its sole judgment) to designate a lending office or a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection 5.9 or 5.10(a), or would eliminate or reduce the effect of any adoption or change described in subsection 5.8.

          SECTION 6.  REPRESENTATIONS AND WARRANTIES

          To induce the Agent, the Issuing Bank and the Lenders to enter into this Agreement, to make the Loans and to issue Letters of Credit, the Borrower hereby represents and warrants to the Agent, the Issuing Bank and each Lender (after giving effect to the Acquisition except as otherwise noted below), that:

          6.1 Financial Condition. (a)(i) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries (without giving effect to the Acquisition), as of September 30, 1994 and 1995 and the related audited consolidated statements of income, shareholders' equity and cash flows for the two years then ended and/or the nine month period ended September 30, 1993, copies of which have heretofore been furnished to each Lender, have been certified by Deloitte & Touche LLP present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates and the consolidated results of their operations and their cash flows for the two years then ended and the nine month period ended September 30, 1993, in conformity with GAAP.

          (ii) The unaudited consolidated balance sheets of PED and its consolidated Subsidiaries as of December 31, 1994 and December 31, 1995, and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the two years then ended, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of PED and its consolidated Subsidiaries as at such dates and the consolidated results of their operations and their cash flows for the two years then ended, in conformity GAAP except as provided in the agreed upon procedures letter of Deloitte & Touche LLP, which letter shall be in form and substance satisfactory to the Agent and a copy of which shall have heretofore been furnished to each Lender.

          (b)(i) The unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries (without giving effect to the Acquisition), for
(i) each of the fiscal quarters ended December 31, 1995, March 31, 1996, and June 30, 1996 and (ii) the fiscal year ended September 30, 1996 and the related unaudited consolidated statements of income for each such fiscal quarter and such fiscal year, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations for the period then ended (subject to normal year-end audit adjustments and the absence of certain notes thereto). All such financial statements, including the related schedules and notes thereto, have been prepared on a basis consistent with the September 30, 1995 financial statements of the Borrower. Neither the Borrower nor any of its consolidated Subsidiaries had, at October 31, 1996 any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any Interest Rate Agreement or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto or disclosed on Schedule 6.1(b)(1). Except as set forth on Schedule 6.1(b)(2),
             ------------------                          ------------------
during the period from September 30, 1995 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at September 30, 1995.

          (ii) The unaudited consolidated balance sheets of PED and its consolidated Subsidiaries for each of the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and the related unaudited consolidated statements of income for each such fiscal quarter, certified by a Responsible Officer of PED, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of PED and its consolidated Subsidiaries as at such date, and the consolidated results of their operations for the period then ended (subject to normal year-end audit adjustments and the absence of certain notes thereto). All such financial statements, including the related schedules and notes thereto, have been prepared on a basis consistent with the December 31, 1995 financial statements of PED.

          (c) The pro forma balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 1996, and the pro forma statements of income of the Borrower and its consolidated Subsidiaries for the twelve-month period ended on September 30, 1996 (all such pro forma financial statements, the "Borrower Pro Forma Financial Statements"), certified by a Responsible Officer of the Borrower, copies of which have been heretofore furnished to each Lender, adjusted to give effect to (as if such events had occurred on such date) (i) in the case of the pro forma balance sheet, the Refinancing, (ii) in the case of the pro forma balance sheet, the initial borrowings (including borrowings in connection with the Acquisition) by the Borrower hereunder, and (iii) in the case of the pro forma balance sheet and the pro forma statement of income, the Acquisition, were prepared based on good faith assumptions and on the best information available to the Borrower as of the date of delivery thereof and fairly presents on a pro forma basis the consolidated financial position of the Borrower and its consolidated Subsidiaries as at September 30, 1996, as adjusted, as described above, assuming such events had occurred at such date.

          6.2 No Change. Since (a) September 30, 1995 there has been no material adverse change in the business, operations, properties, assets, liabilities, performance or condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries, and (b) November 22, 1996 (on which date a dividend was declared payable January 4, 1997), no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries except as permitted by subsection 9.8.

          6.3 Corporate Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

          6.4 Corporate Power, Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents and Acquisition Documents to which it is a party, in the case of the Borrower, to borrow hereunder and, in the case of the Foreign Subsidiaries, to enter into Letter of Credit Requests, and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and any Notes, to consummate the Refinancing and to authorize the execution, delivery and performance of the Loan Documents and Acquisition Documents to which it is a party. No consent, approval or authorization of, filing with, notice to or other act by any Governmental Authority or any other Person is required in connection with the borrowings hereunder, the Refinancing or with the execution, delivery and performance of the Loan Documents or Acquisition Documents to which any Loan Party is a party or in connection with the transactions contemplated thereby, other than (a) with respect to (i) the Acquisition, the filings listed on Schedule 6.4, and (ii)
                                                      ------------
with respect to the Refinancing, the filings listed on Schedule 6.4.B in order
                                                       --------------
to release all outstanding Liens on the properties and assets of the Borrower and the Loan parties (other than Liens permitted by subsection 9.3), (b) filings and recordings in order to perfect the Liens in favor of the Agent for the benefit of the Lenders created by the Mortgages and the recording of the Mortgages in the appropriate recording office, (c) such orders, consents, approvals and authorizations of, and all notices and all written assumptions of obligations to, Governmental Authorities and any other Persons which have been heretofore obtained, made or given and are in full force and effect, and complete and correct copies of which have heretofore been furnished to the Agent, (d) any consent, approval, authorization, filing or notice, the failure of which to obtain would not have a Material Adverse Effect,
(e) filings of Uniform Commercial Code financing statements listed in Schedule
6.18 in the appropriate filing offices in the appropriate jurisdictions in favor
----
of the Agent for the benefit of the Lenders in order to perfect the Liens of the Agent for the benefit of the Lenders created by the Security Documents and (f) filings related to any trademarks of the Borrower or its Subsidiaries to perfect the Liens of the Agent for the benefit of the Lenders created by any Subsidiary Trademark Security Agreement. This Agreement and the Purchase Agreement each has been, and each other Loan Document and Acquisition Document to which any Loan Party is or will be a party will be, duly executed and delivered on behalf of such Loan Party that is a party thereto. This Agreement and the Purchase Agreement each constitutes, and each other Loan Document and Acquisition Document to which any Loan Party is or will be a party when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party thereto enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          6.5 No Legal Bar. The execution, delivery and performance of the Loan Documents and Acquisition Documents to which any Loan Party is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its Property is bound and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or any such indenture, agreement or other instrument.

          6.6  No Material Litigation.  Except as set forth on Schedule 6.6, no
                                                               ------------
litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) with respect to the Acquisition or the Refinancing or (c) which could reasonably be expected to have a Material Adverse Effect.

          6.7 No Default. No Loan Party is in default under or with respect to any indenture, agreement or other instrument to which such Loan Party is a party or by which it or any of its property is bound in any respect which could reasonably be expected to have a Material Adverse Effect except for any such indenture, agreement or other instrument related to Indebtedness that will be satisfied and from which the relevant Loan Party will be released on the Closing Date. No default or event of default has occurred and is continuing under the IRB Documents. No Default or Event of Default has occurred and is continuing.

          6.8 Ownership of Property; Liens. Each Loan Party has good record and marketable title (except for such encumbrance or restriction arising in the ordinary course of business which do not materially restrict the intended use of such property) in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other material property except for such minor defects in title that do not affect the ability to use such property in the conduct of its business, and none of such property is subject to any Lien except as set forth on Schedule 6.8 or as
                                                    ---------------
permitted by subsection 9.3.

          6.9 Intellectual Property. Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). To the best of the Borrower's knowledge, except as set forth in Schedule 3.12(c) to the Purchase Agreement, no claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property by any Loan Party or the validity or effectiveness of any such Intellectual Property except for such claims which even if successful could not reasonably be expected to have a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by any Loan Party does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          6.10 No Burdensome Restrictions. After giving effect to the Refinancing, no indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its property is bound could reasonably be expected to have a Material Adverse Effect.

          6.11 Taxes. Each Loan Party has filed or caused to be filed all federal, state and local tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party).

          6.12 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

          6.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA and whether or not waived) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan that remains outstanding in any respect and that could reasonably be expected to have a Material Adverse Effect, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period that has resulted in any material liability. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made and no such Multiemployer Plan is in Reorganization or Insolvent, except in each instance where such liability, reorganization or insolvency could not reasonably be expected to have a Material Adverse Effect. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower for post retirement benefits to be provided to its current and former employees under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount which could reasonably be expected to have a Material Adverse Effect. Each Commonly Controlled Entity that has liability for post-retirement benefits has adopted Financial Accounting Standard No. 106.

          6.14 Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940 as amended. The Borrower is not subject to regulation under any federal or state statute or regulation which limits its ability to incur Indebtedness.

          6.15  Subsidiaries.  The Persons listed on Schedule 6.15 constitute
                                                     -------------
all the Subsidiaries of the Borrower at the date hereof after giving effect to the Acquisition. Such Schedule identifies the state or country of incorporation of each such Subsidiary and, if such Subsidiary is not a direct wholly owned Subsidiary of the Borrower, the percentage ownership of such Subsidiary directly or indirectly owned by the Borrower and the ownership chain for such Subsidiary.

          6.16 Environmental Matters. (a) Except as disclosed on Schedule 6.16,
                                                                 -------------
no real estate currently or formerly owned or leased by the Borrower or any or its Subsidiaries (after giving effect to the Acquisition) contains, and, to the best of the Borrower's knowledge, has previously contained, any Materials of Environmental Concern in amounts or concentrations which could reasonably be expected to give rise to a material liability under any Environmental Law.

          (b)  Except as disclosed in Schedule 6.16, all real estate currently
                                      -------------
or formerly owned or leased by the Borrower and its Subsidiaries (after giving effect to the Acquisition) and all operations thereon are in material compliance with all applicable Environmental Laws, and there is no contamination at, under or about such real estate or violation of any Environmental Law with respect to such real estate or the business operated by any Loan Party (the "Business") which could reasonably be expected to have a Material Adverse Effect or interfere with the continued operation of such real estate.

          (c)  Except as disclosed in Schedule 6.16, there are no existing or
                                      -------------
potential Environmental Claims against the Borrower or any of its Subsidiaries, and neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the real estate currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries (after giving effect to the Acquisition) or the Business which could reasonably be expected to have a Material Adverse Effect.

          (d) Materials of Environmental Concern have not been transported or disposed of from the real estate currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries (after giving effect to the Acquisition) by the Borrower or any of such Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, released, stored or disposed of at, on or under any of such real estate in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law which could reasonably be expected to have a Material Adverse Effect.

          (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Loan Party is or will be named as a party with respect to any real estate currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries (after giving effect to the Acquisition) or the Business which could reasonably be expected to have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such real estate or the Business which could reasonably be expected to have a Material Adverse Effect.

          (f) No matter disclosed on Schedule 6.16 nor any aggregation of such matters could reasonably be expected to have a Material Adverse Effect (after giving effect to the indemnification obligations of the Seller under the Purchase Agreement).

          6.17 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

          6.18 Security Documents. (a) After giving effect to the Acquisition and the Refinancing and the release of the related Liens, the security interest created by the Pledge Agreements will be effective to create in favor of the Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in accordance with their respective terms in the pledged securities described therein and proceeds thereof and shall constitute a perfected first lien on, and security interest in, all right, title and interest of the pledgor party thereto in the pledged securities described therein.

          (b) After giving effect to the Acquisition and the Refinancing and the release of the related Liens, the security interest created by the Mortgages will be effective to grant to the Agent, for the ratable benefit of the Lenders, legal, valid and enforceable mortgage liens in accordance with their respective terms on all of the right, title and interest of each Loan Party thereto in the mortgaged property described therein. Such Mortgages, when recorded in the appropriate recording office, will constitute perfected first liens on, and security interest in, such mortgaged property, subject to no other Liens, other than Permitted Liens; provided that, so long as the IRB Indebtedness shall remain outstanding, the Lien of the Mortgage on the real property securing the IRB Indebtedness pursuant to the IRB Documents shall be a second Lien, junior only to the Lien of the trustee for the IRB Indebtedness, and upon the IRB Indebtedness being repaid, shall be a first Lien on such real property.

          (c) After giving effect to the Acquisition and the Refinancing and the release of the related Liens, the security interest created by the Security Agreements will be effective to create in favor of the Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable fully perfected security interest of first priority in accordance with their respective terms in all right, title and interest of the Borrower and each of the Borrower's Subsidiaries in the Collateral described therein, subject to no other Liens, other than Permitted Liens.

          (d) The Agent, for the ratable benefit of the Lenders, has a legal, valid and enforceable fully perfected security interest of first priority in the Domestic Bank Accounts of the Borrower and its Domestic Subsidiaries.

          6.19 Acquisition Approvals. Each Loan Party has duly and timely filed all filings which are required to be filed by it in connection with the Acquisition and all approvals and consents required to consummate the Acquisition have been received, and all waiting periods have expired.

          6.20 Accuracy of Information. Each of (a) the written information relating to the Borrower and its Subsidiaries, the Refinancing and the Acquisition which has been given to the Agent or any Lender and (b) the information contained in any and all filings made by the Borrower with the SEC (collectively, the "Information") was, as of the date such Information was given or filed or the dates otherwise specified therein, accurate in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

          6.21 Insurance.  Schedule 6.21 lists all insurance maintained by the
                           -------------
Loan Parties as of the Closing Date.

          6.22 Solvency. As of the Closing Date each Loan Party is Solvent and on each date on which a Revolving Credit Loan will be made or Letter of Credit issued (after giving effect to the transactions being consummated on such day) will be Solvent.

          6.23 Labor Relations. Neither the Borrower nor any of its Subsidiaries (after giving effect to the Acquisition) is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect and there is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slow down or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrower, no union representation proceeding is pending with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

          6.24 Indebtedness.  Schedule 6.24 sets forth a true and complete list
                              -------------
of all Indebtedness (excluding the Term Loans, the Revolving Credit Loans and the Letter of Credit Outstanding) of the Borrower and its respective Subsidiaries as of the initial Borrowing Date and which is to remain outstanding after giving effect to the Acquisition and the Refinancing, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

          6.25 Bank Accounts.  Schedule 6.25 (as the same may be updated
                               -------------
pursuant to the provisions of subsection 8.15 after the Closing Date) sets forth a true and complete list of all accounts of whatever nature maintained with a bank or other financial institution by each of the Borrower and its Domestic Subsidiaries (the "Domestic Bank Accounts") and by each of its Foreign Subsidiaries, after giving effect to the Acquisition and the Refinancing.

          6.26 Inactive Subsidiaries. None of the Inactive Subsidiaries conducts any business or owns any property or assets.

          SECTION 7.  CONDITIONS PRECEDENT

          7.1 Conditions to Initial Loans. The agreement of each Lender to make the initial Loans requested to be made by it and of the Issuing Bank to issue the initial Letters of Credit requested to be issued hereunder are subject to the satisfaction, immediately prior to or concurrently with the making of any such Loan on the Closing Date, of the following conditions precedent:

          (a) Loan Documents. The Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender, (ii) for the account of each Revolving Credit Lender, a Revolving Credit Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower, (iii) for the account of each Tranche A Lender, a Tranche A Term Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower, (iv) for the account of each Tranche B Lender, a Tranche B Term Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower, (v) each of the Pledge Agreements, each executed and delivered by a duly authorized officer of each Loan Party thereto, with a counterpart for the Agent and a counterpart or a conformed copy for each Lender, (vi) each of the Guarantees, each executed and delivered by a duly authorized officer of each Loan Party thereto, with a counterpart for the Agent and a counterpart or a conformed copy for each Lender, (vii) each of the Security Agreements, each executed and delivered by a duly authorized officer of each Loan Party parry thereto, with a counterpart for the Agent and a counterpart or a conformed copy for each Lender, (viii) each of the Mortgages covering the Mortgaged Properties listed on Schedule II, each
                                                           -----------
     executed and delivered by a duly authorized officer of each Loan Party party thereto, with a counterpart for the Agent and a counterpart or a conformed copy for each Lender, (ix) each of the Leasehold Mortgages covering the leased properties listed on Schedule III, each executed and
                                              ------------
     delivered by a duly authorized officer of each Loan Party party thereto, with a counterpart for the Agent and a counterpart or a conformed copy for each Lender and (x) the Closing Letter. In the event that any Letters of Credit are to be issued on the Closing Date, the Agent shall have received a Letter of Credit Request from the Borrower with respect to each such Letter of Credit as provided in Section 4.1.

          (b) Acquisition Documents. The Agent shall have received, with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of the Purchase Agreement and the other Acquisition Documents, and such other documents or instruments as may be reasonably requested by the Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower or its Subsidiaries may be a party upon the consummation of the Acquisition. No material term of any Acquisition Document shall have been amended, waived, or otherwise modified without the consent of the Agent and the Required Lenders; provided that the Purchase Agreement shall have been amended to permit the assignment by the Borrower to the Agent for the benefit of the Lenders, the Issuing Bank and the Agent of all of the rights (but not the obligations) of the Borrower thereunder.

          (c) Acquisition Closing. The Agent shall have received, with a copy for each Lender, a certificate of a Responsible Officer of the Borrower attaching a true and correct copy of each governmental and third-party approval (including landlords' and other consents) necessary for the Acquisition and certifying that such approvals have not been rescinded, amended or modified in any manner. Each approval necessary in connection with Acquisition shall have been obtained, be in full force and effect and no longer subject to appeal or challenge, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition. The Acquisition shall have been (or shall contemporaneously be) consummated for a purchase price (excluding fees and expenses) which, together with the Special Tax Payment, shall not exceed $63,000,000 in the aggregate, and that portion of the Cash Infusion payable on or prior to the Closing Date shall have been made.

          (d) Refinancing. The Agent shall have received evidence satisfactory to it that all of the indebtedness of the Borrower and its Subsidiaries (other than the Indebtedness described in Schedule 6.24) in an aggregate
                                               -------------
     amount in respect of principal and accrued interest of not more than $16,100,000 (including the Indebtedness identified in Schedule 7.1(d) as
     -----------                                           ---------------
     Indebtedness to be repaid) shall contemporaneously be prepaid with the proceeds of Term Loans and Revolving Credit Loans (the "Refinancing"). The Agent shall have received, with a copy for each Lender, executed copies of all payout or assignment letters, lien releases or assignments, termination or assignment statements, satisfactions, agreements, certificates and other documents entered into in connection with the Refinancing, all of which payout letters, lien releases or assignments, termination or assignment statements, satisfactions, agreements, certificates and other documents shall be in form and substance reasonably satisfactory to the Agent.

          (e) Closing Certificate. The Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit O, with
                                                ---------
     appropriate insertions and attachments, reasonably satisfactory in form and substance to the Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of the Borrower.

          (f) Corporate Proceedings of the Borrower. The Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance reasonably satisfactory to the Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of (w) this Agreement and the other Loan Documents to which it is a party, (x) the execution, delivery and performance of the Acquisition Documents and the consummation of the Acquisition, (y) the Refinancing and the execution, delivery and performance of all related agreements and other documents and (z) the execution, delivery and performance of the documents, and the taking of the actions, necessary to receive the Cash Infusion, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Borrower Security Documents, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (g) Borrower Incumbency Certificate. The Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document, reasonably satisfactory in form and substance to the Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of the Borrower.

          (h) Corporate Proceedings of Subsidiaries. The Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance reasonably satisfactory to the Agent, of the Board of Directors of each Subsidiary of the Borrower which is a party to a Loan Document authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party and (ii) the granting by it of the Liens created pursuant to the Subsidiary Security Documents to which it is a party, certified by the Secretary or an Assistant Secretary of each such Subsidiary as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (i) Subsidiary Incumbency Certificates. The Agent shall have received, with a counterpart for each Lender, a certificate of each Subsidiary of the Borrower which is a Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Subsidiaries executing any Loan Document, reasonably satisfactory in form and substance to the Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of each such Subsidiary.

          (j) Corporate Documents. The Agent shall have received, with a copy for each Lender, true and complete copies of the certificate of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

          (k) PED Financial Statements. The Lenders have received a copy of each financial statement, including the Balance Sheet (as defined in the Purchase Agreement) of PED, to be delivered by the Seller to the Borrower on or prior to the Closing Date pursuant to the Purchase Agreement.

          (l) Borrower Financial Statements. The Lenders shall have received copies of the unaudited consolidated financial statements of the Borrower for the fiscal year ended September 30, 1996 and the unaudited consolidated financial statements of the Borrower for the fiscal month ended October 31, 1996

     (other than cash flow statements), in each case without giving effect to the Acquisition, which financial statements shall have been prepared in accordance with generally accepted accounting principles and shall not reflect any material adverse change in the consolidated financial condition of the Borrower as reflected in the financial statements or projections previously delivered to the Lenders.

          (m) Closing Financial Certificate. The Agent shall have received, with a copy for each Lender, a certificate of a Responsible Officer, substantially in the form of Exhibit P, based upon the Borrower Pro Forma
                                  ---------
     Financial Statements, (i) certifying that pro forma EBITDA of the Borrower for the twelve-month period ended September 30, 1996 equals at least $19,000,000 and (ii) evidencing pro forma compliance with the covenants set forth in subsection 9.1, to the extent applicable.

          (n) Corporate and Capital Structure. The corporate and capital structure of the Borrower and each of its Subsidiaries after giving effect to the Refinancing, the Acquisition and other transactions contemplated hereby shall be as specified on Schedule 7.1 (n) or otherwise as shall be
                                     ----------------
     reasonably satisfactory to the Required Lenders.

          (o) Consents, Approvals, etc. The Agent shall have received, with a copy for each Lender, a certificate of a Responsible Officer of the Borrower attaching a true and correct copy of each governmental and third party approval (including landlords' and other consents) necessary in connection with the Refinancing and the transactions contemplated by the Loan Documents (other than as set forth on Schedule 7.1(o)), or certifying
                                                ----------------
     that true and correct copies of all such approvals have been delivered by the Borrower to the Agent, with a copy for each of the Lenders, and that such approvals have not been rescinded, amended or modified in any manner. Without limiting the generality of the foregoing, the Agent shall have received, with a copy for each Lender, a certificate of a Responsible Officer of the Borrower certifying that (i) the execution, delivery and performance of the Loan Documents by the Loan Parties in accordance with their respective terms do not violate any provision of any of the IRB Documents, after giving effect to all such consents as have been received and are expected to be received under the IRB Documents, (ii) all such consents are in full force and effect and (iii), after giving effect to the Acquisition and the transactions contemplated hereby, there is no default or event of default under any IRB Documents, subject to the receipt of all consents expected to be received. Each such approval shall have been obtained, be in full force and effect and no action shall have been taken or threatened by any competent authority which would restrain, prevent or otherwise impose materially adverse conditions on the Refinancing or the transactions contemplated by the Loan Documents.

          (p) Fees and Expenses. The Agent shall have received reasonably satisfactory evidence that the fees and expenses to be incurred by the Borrower and its Subsidiaries in connection with the Refinancing and the Acquisition will not exceed an aggregate amount reasonably acceptable to the Agent.

          (q) Filings. All filings and other actions required to create and perfect a first priority security interest in favor of the Agent for the benefit of the Lenders on all Collateral owned or to be owned by the Borrower and its Subsidiaries shall have been duly made or taken, and all such Collateral shall be free and clear of other Liens except Liens permitted under the Loan Documents. To the extent that all filings and other actions required to create and perfect a first priority security interest in the Collateral are not made or taken on or prior to the Closing Date, the Agent and the Lenders shall be reasonably satisfied that the filings or other actions made or taken on or prior to the Closing Date are sufficient to give the Lenders the practical benefit of the Collateral and that all other filings and other actions which have not been made or taken on or prior to the Closing Date will be completed as soon as practicable after the Closing Date.

          (r) Lien Searches. The Agent shall have received the results of a recent search by a Person satisfactory to the Agent, of the Uniform Commercial Code, judgement and tax lien filings (or equivalent searches with respect to Foreign Subsidiaries) which may have been filed with respect to personal property of each Loan Party, and the results of such search shall reveal no Liens on any of the assets of the Borrower or its Subsidiaries except for Liens permitted under the Loan Documents.

          (s) Pledged Stock; Stock Powers. The Agent shall have received the certificates representing the shares pledged pursuant to each of the Pledge Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (or, in the case of the Foreign Subsidiaries, the applicable action required to perfect the Agent's pledge shall have been taken).

          (t) Title Insurance Policy. The Agent shall have received in respect of each parcel covered by each Mortgage to be delivered on the Closing Date a mortgagee's title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date. Each such policy shall (i) be in an amount set forth on Schedule 7.1(t), not to exceed the fair market
                               ---------------
     value of such parcel; (ii) be issued at ordinary rates; (iii) insure that the Mortgage insured thereby creates a valid first Lien on such parcel free and clear of all defects and encumbrances, except as set forth in Schedule
                                                                    -----------
     6.8; (iv) name the Agent for the benefit of the Lenders as the insured
     ----
     thereunder; (v) be in the form of ALTA Loan Policy - 1990 (Amended 10/17/92); (vi) contain such endorsements and affirmative coverage as the Agent may request and (vii) be issued by title companies reasonably satisfactory to the Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Agent). The Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid.

          (u) Flood Insurance. If requested by the Agent for property located in a flood zone, the Agent shall have received (i) a policy of flood insurance which (A) covers any parcel of improved real property which is encumbered by any Mortgage to be delivered on the Closing Date, (B) is written in an amount not more than the fair market value of the property subject to such Mortgage or the maximum limit of coverage made available with respect to the particular type of property under the Act, whichever is less, and (C) has a term ending not earlier than the maturity of the indebtedness secured by such Mortgage and (ii) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board of Governors.

          (v) Copies of Documents. The Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in subsection 7.1(t) and listed on
     Schedule 6.8 and a copy, certified by such parties as the Agent may
     ------------
     reasonably deem appropriate, of all other documents affecting the property covered by each Mortgage to be delivered on the Closing Date.

          (w) Insurance. The Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of subsection 8.5, Section 4.1 of each of the Security Agreements and Section
     1.3 or paragraphs 2 and 10 of each of the Mortgages shall have been satisfied.

          (x) Legal Opinions. The Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

               (i) the executed legal opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. counsel to the Borrower and the other Loan Parties, substantially in the form of Exhibit Q-1;
                                                     -----------

               (ii) the executed legal opinion of such special local counsel to the Borrower and the other Loan Parties as the Agent shall request, substantially in the form of Exhibit Q-2;
                                       -----------

               (iii) the executed legal opinion of foreign counsel to the Borrower and the other Loan Parties with respect to such matters as the Agent may request; and

               (iv) the executed legal opinion of counsel to the Agent with respect to such matters as the Agent may request.

          (y) Agent's Fees. The Agent shall have received all fees, expenses and other consideration required to be paid or delivered on or prior to the Closing Date pursuant to the Fee Letter.

          (z) Outstanding Indebtedness. The Agent shall have received, with a counterpart for each Lender, a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Agent, certifying that none of the Borrower or any of its Subsidiaries shall have any outstanding Indebtedness after giving effect to the Refinancing, other than as permitted by subsection 9.2.

          (aa) Environmental Audits. The Borrower shall have provided to the Agent, with a copy for each Lender, copies of the results of the Phase I and Phase II environmental audits of such of the properties and operations of the Borrower and its Subsidiaries as the Agent shall specify (including properties to be acquired in the Acquisition as specified by the Agent) (for purposes of this clause, the "Reports"), and, if further investigation is indicated by such Reports, the results of such further audits or inquiries reasonably required by the Agent and by a Person or Persons reasonably acceptable to the Agent.

          (bb) Debt Conversion. The Agent shall have received evidence satisfactory to it that the $1,325,000 aggregate outstanding principal indebtedness (plus accrued interest thereon) owed by the Borrower to the C.A. Elliott Trust Fund shall have been converted to equity; it being understood that the principal amount so converted shall qualify as part of the Cash Infusion.

          7.2 Conditions to Each Loan. The agreement of each Lender to make any Loan (that increases the amount of principal outstanding) requested to be made by it on any date (including, without limitation, its initial Loan, but excluding at all times Loans made pursuant to subsection 4.3), and of the Issuing Bank to issue any Letter of Credit, is subject to (i) the making of such Loans complying in all respects with the margin regulations of the Board of Governors and (ii) the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by the Borrower or any of its Subsidiaries in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except that any such representation or warranty that is expressly stated as being made only as of a specified earlier date shall be true and correct in all material respects as of such earlier date).

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date or to the issuance of the Letter of Credit to be issued on such date.

          (c) Additional Matters. The timely receipt of (i) a notice of borrowing and (ii) the Borrowing Base Certificates called for by subsection 8.1(f).

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions contained in this subsection 7.2 have been satisfied. Each Lender agrees to make Loans in the circumstances contemplated by subsection 4.3 whether or not the conditions contained in this subsection 7.2 have been satisfied.


          SECTION 8.  AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, from and after the Closing Date, so long as the Commitments remain in effect, any Letter of Credit remains outstanding, any Loan remains outstanding and unpaid or any other amount is owing to any Lender, the Issuing Bank or the Agent hereunder unless the Required Lenders, and the Issuing Bank if any Letter of Credit shall be outstanding, shall have otherwise consented in writing, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

          8.1  Financial Statements.  Furnish to the Agent, with a copy for each
     Lender:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on (other than with respect to consolidating statements) without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche or other independent certified public accountants of nationally recognized standing acceptable to the Agent;

          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries (subject to normal year-end audit adjustments and the absence of certain notes); and

          (c) as soon as available, but in any event not later than 30 days after the end of each month, the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income of the Borrower and its consolidated Subsidiaries for such month and the portion of the year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries (subject to normal year-end audit adjustments and the absence of notes);

all such financial statements shall be prepared in accordance with generally accepted accounting principles (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of certain notes) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          8.2 Certificates; Other Information. Furnish to the Agent, with a copy for each Lender:

          (a) concurrently with the delivery of the financial statements referred to in subsection 8.1(a), a written statement of the independent certified public accountants reporting on such financial statements (unless such accountants are prohibited by law or the Financial Accounting Standards Board (or any successor) from providing such statement) to the effect that in the course of the audit upon which their certification of such financial statements was based (but without any special or additional audit procedures for the purpose) they obtained knowledge of no condition or event relating to financial matters which constitutes a Default or an Event of Default or, if such accountants shall have obtained in the course of such audit knowledge of any Default or Event of Default, disclosing in such written statement the nature and period of existence thereof, it being understood that such accountants shall be under no liability, directly or indirectly, to the Lenders for failure to obtain knowledge of any such condition or event;

          (b) concurrently with the delivery of the financial statements referred to in subsections 8.1(a) and 8.1(b), a certificate of a Responsible Officer certifying that, to the best of such Officer's knowledge, each of the Borrower and its Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Officer has no knowledge of any Default or Event of Default except as specified in such certificate;

          (c) concurrently with the delivery of the financial statements referred to in subsections 8.1(a) and 8.1 (b), a certificate of a Responsible Officer, substantially in the form of Exhibit R hereto (the
                                                       ---------
     "Compliance Certificate"), showing in detail satisfactory to the Agent (including, where applicable, differences in the application of generally accepted accounting principles used in such financial statements and the application of GAAP) compliance by the Borrower with the covenants contained in subsection 9.1, 9.6, 9.8 and 9.9 hereof and, to the extent not otherwise required to be delivered pursuant to subsection 8.1 and 8.2, statements of the Borrower's and its Subsidiaries' cash flows for the periods covered by such covenants with respect to which compliance is to be demonstrated in such Compliance Certificate, and a computation of the amount of the Borrower's and its Subsidiaries' capital expenditures made during such period and during the portion of the fiscal year through the end of the period covered by such Compliance Certificate;

          (d) not later than 30 days after the end of each fiscal year of the Borrower, subject to the provisions of subsection 12.16, a copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared in good faith and based upon reasonable assumptions and that such Officer has no reason to believe they are incorrect or misleading in any material respect;

          (e) within ten days after the same are sent, copies of all financial statements and other financial information, proxy materials and other information and reports which the Borrower files with the SEC or any securities exchange on which the Borrower's common stock is traded or delivers to its stockholders or to holders of its Indebtedness (or any trustee, agent or other representative therefor);

          (f) within (i) twenty (20) Business Days next following the last business day of each month, a borrowing base certificate in the form attached hereto as Exhibit K executed by the chief financial officer of the
                        ---------
     Borrower (the "Borrowing Base Certificate") prepared in relation to such immediately preceding month, together with such underlying data as the Agent may request, and (ii) promptly upon request by the Agent from time to time, such other information as the Agent may request with respect to the Borrower's and its Subsidiaries' receivables and inventory, including an audit thereof on an annual basis and at such other times as the Agent may determine; provided that if the Borrowing Base Certificate is not timely delivered to the Agent or is incomplete, then the Borrowing Base shall be $0 until such time as a properly completed Borrowing Base Certificate shall have been delivered to the Agent, together with all necessary underlying data;

          (g) promptly upon receipt, copy of (i) each financial statement required to be delivered by the Seller pursuant to the Purchase Agreement,
     (ii) all correspondence regarding any post-closing adjustment to the purchase price payable by the Borrower under the Purchase Agreement, (iii) all correspondence regarding any indemnification claim made by the Borrower or the Seller pursuant to the Purchase Agreement, and (iv) notice of receipt of any payment made by the Seller pursuant to the Purchase Agreement;

          (h) promptly after the receipt thereof by the Borrower or any of its Subsidiaries, subject to the provisions of subsection 12.16, a copy of any "management letter" received by any such Person from its certified public accountants and the management's responses thereto;

          (i) promptly upon, and in any event within ten Business Days after, an officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters, unless such officer reasonably concludes that such environmental matters would not, individually or when aggregated with all other such environmental matters, have a Material Adverse Effect:

               (i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any real property owned or operated by the Borrower or any of its Subsidiaries;

               (ii) any condition or occurrence on or arising from any real property currently or formerly owned or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property;

               (iii) any condition or occurrence on any real property currently or formerly owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such real property under any Environmental Laws; and

               (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Material of Environmental Concern on any real property currently or formerly owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to each Lender all notices received by it or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA;

     all such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower's or such Subsidiary's response thereto. In addition, the Borrower will provide the Lenders with copies of all material communications with any government or governmental agency relating to Environmental Laws, all communications with any Person (other than its attorneys) relating to any Environmental Claim of which notice is required to be given pursuant to this Section 8.1(h), and such detailed reports (not subject to attorney-client or attorney work product privileges) of any such Environmental Claim as may reasonably be requested by the Lenders; and

          (i) promptly, such additional financial and other information which is in the Borrower's possession as any Lender may from time to time reasonably request through the Agent.

          8.3 Payment of Taxes and Other Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its taxes and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with generally accepted accounting principles with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

          8.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries (after giving effect to the Acquisition) and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 9.5; comply with all Requirements of Law and any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its property is bound which is material to the Borrower and its Domestic Subsidiaries taken as a whole, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          8.5 Maintenance of Property Insurance. Keep all property useful and necessary in its business in good working order and condition, normal wear and tear excepted; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender which so requests, upon reasonable written request, full information as to the insurance carried.

          8.6 Inspection of Property, Books and Records; Discussions. Keep proper books of records and account in conformity with generally accepted accounting principles and applicable regulatory standards; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable prior notice and as often as may be reasonably required and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries.

          8.7 Notices. Promptly give written notice to the Agent and each Lender of:

          (a) the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its property is bound which is material to the Borrower and its Domestic Subsidiaries taken as a whole, or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, which in either case of clauses (i) or (ii) of this paragraph (b), if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting any Loan Party in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

          (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any lien (within the meaning of Section 4068 of ERISA) in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

          (e) any development or event which in the reasonable judgment of the Borrower has had or could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the prospects of the Borrower and its Domestic Subsidiaries taken as a whole;

          (f) any Environmental Claim asserted by any Governmental Authority or third party or any discovery by Borrower or any Subsidiary of any occurrence or condition with respect to any Material of Environmental Concern that is reasonably likely to involve remediation costs or liability greater than $250,000; and

          (g) on the second business day next following the date on which the same occurs and in any event within five Business Days of the Closing Date, the change of the name of California Pellet Mill Company to Consolidated Process Machinery Inc., together with a copy of the amendment to the Articles of Incorporation of California Pellet Mill Company effecting such name change, duly stamped by the California Secretary of State.

Each notice pursuant to the foregoing paragraphs of this subsection (other than paragraph (g)) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

          8.8  Environmental Law.   (a) Comply in all material respects with,
and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws (the "Remedial Work") and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith and with due diligence by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect and reserves in conformity with generally accepted accounting principles with respect thereto have been provided on the books of the Borrower or the applicable Subsidiary, as the case may be.

          (c) If the Borrower or any of its Subsidiaries does not timely commence and diligently prosecute to completion the Remedial Work, and is not contesting the need to perform Remedial Work as provided in Section 8.8(b) above, the Agent may (but shall not be obligated to), upon 30 days prior written notice to the Borrower of its intention to do so, cause such Remedial Work to be performed. The Borrower shall pay or reimburse the Agent on demand for all expenses (including attorneys' fees and disbursements), reasonably relating to or incurred by the Agent in connection with monitoring, reviewing or performing any Remedial Work.

          8.9 Maintenance of Liens of the Security Documents. Promptly, upon the reasonable request of the Agent, at the Borrower's expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise reasonably deemed by the Agent necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby.

          8.10 Pledge of After Acquired Property. If at any time following the Closing Date the Borrower or any of its Subsidiaries shall acquire at any time property of any nature whatsoever which is intended to be by the terms of the applicable Security Document and is not otherwise subject to the Lien created by each Security Document as soon as possible and in no event later than 30 days after the relevant acquisition date and, to the extent permitted by applicable law, grant to the Agent for the ratable benefit of the Lenders a first priority Lien on such property as collateral security for the Obligations (as defined in the Borrower Security Agreement) pursuant to documentation reasonably satisfactory in form and substance to the Agent. The Borrower, at its own expense, shall execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument (including legal opinions, title insurance, consents and corporate documents) and take all such actions reasonably deemed by the Agent to be necessary or desirable to ensure the creation, priority and perfection of such Lien. The Borrower shall cause each New Subsidiary of the Borrower created or acquired after the date hereof, immediately upon such creation or acquisition, to execute a Subsidiary Security Agreement and an instrument in form and substance reasonably satisfactory to the Agent pursuant to which such New Subsidiary shall become a party to the Subsidiaries' Guarantee as a guarantor thereunder, and the Borrower shall execute and deliver a Supplement to the Borrower Pledge Agreement in form and substance reasonably satisfactory to the Agent, or shall cause the Subsidiary of the Borrower which holds the Capital Stock of such New Subsidiary to execute and deliver a Subsidiary Pledge Agreement or a Supplement to the Subsidiary Pledge Agreement to which it is a party, providing for the pledge of 100% of the issued and outstanding Capital Stock of such New Subsidiary to the Agent for the benefit of the Lenders (65% in the case of a New Foreign Subsidiary), and the Borrower shall deliver to the Agent the stock certificates evidencing such Capital Stock together with undated stock powers for each such certificate, duly executed in blank (or, in the case of a New Foreign Subsidiary, take such other action as has the same substantive effect under applicable law).

          8.11 Pledge During Event of Default. At any time after the occurrence and during the continuance of an Event of Default, upon the request of the Agent, promptly deliver such security agreements, mortgages, pledges, guarantees and other security documents as the Agent may reasonably request to grant to the Agent for the ratable benefit of the Lenders, to the extent permitted by applicable law, a fully perfected first Lien on all right, title and interest of any Loan Party in any unencumbered property of any Loan Party of any nature whatsoever, as collateral security for the Obligations, pursuant to documentation reasonably satisfactory to the Agent and take all such actions (including obtaining releases of existing Liens) and deliver all such other documents (including, legal opinions, title insurance, consents and corporate documents) as the Agent shall reasonably require to ensure the priority and perfection of such Lien.

          8.12 Interest Rate Protection. Within 60 days following the Closing Date, enter into an Interest Rate Agreement or Agreements providing to the Borrower interest rate protection reasonably satisfactory to the Agent with respect to not less than 50% of the aggregate outstanding principal amount of the Term Loans, and having an expiry date from the Closing Date acceptable to the Agent, and the Borrower agrees and confirms that the Borrower Security Agreement grants to the Agent, for the benefit of the Lenders, a first priority perfected security interest in its rights under any such Interest Rate Agreements.

          8.13 Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Agent and the Required Lenders does not within 30 days after a request from the Agent or the Required Banks deliver evidence, in form and substance reasonably satisfactory to the Agent and the Required Lenders, with respect to any Foreign Subsidiary which has not already had all of its stock pledged pursuant to the applicable Pledge Agreement that a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, would cause the undistributed earnings of such Foreign Subsidiary as determined for federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent for federal income tax purposes, then that portion of such Foreign Subsidiary's outstanding capital stock not theretofore pledged pursuant to such Pledge Agreement shall be pledged to the Agent for the benefit of the Lenders pursuant to a pledge agreement in form and substance reasonably satisfactory to the Agent and the Required Lenders, to the extent that the entering into such pledge agreement is permitted by the laws of the respective foreign jurisdiction, and with all other related documents to be delivered pursuant to this Section 8.13 to be in form and substance reasonably satisfactory to the Agent and the Required Lenders.

          8.14 Collateral Account. In the event that the Borrower or any of its Subsidiaries (a) receives any insurance proceeds on account of Casualty Losses in excess of $250,000 in the aggregate in any fiscal year (provided that such first $250,000 shall be used solely to repair or replace the asset subject to such Casualty Loss within six months of the date received or be deposited in the Collateral Account and provided further that such first $250,000 shall be paid to the Agent if an Event of Default shall have occurred and be continuing), or (b) receives any payments made by the Seller to the Borrower pursuant to the Purchase Agreement or (c) is required to deposit cash in a cash collateral account on account of the Letters of Credit as contemplated herein, all such proceeds and payments shall promptly be deposited in a bank account or accounts (the "Collateral Account") maintained by, and under the control of, the Agent all as provided in the Security Agreement. The amounts deposited into the Collateral Account pursuant to clause (a) or (b) shall be released to the Borrower upon receipt by the Agent of a certificate from the Borrower certifying that (i) such amounts under clause (a) shall be used immediately upon receipt to repair or replace property subject to a Casualty Loss or (ii) such amounts under clause (b) shall be used immediately upon receipt to satisfy obligations to any third parties that resulted in a payment by the Seller pursuant to the Purchase Agreement, as applicable. Any Qualifying Insurance and Other Proceeds in the Collateral Account shall be applied in accordance with Section 5.1(c).

          8.15 Bank Accounts. The Borrower and its Subsidiaries shall, at their expense, take all such actions, or cause such actions to be taken, as are necessary or desirable in the judgment of the Agent to cause the Agent for the benefit of the Lenders to have a legal, valid and enforceable fully perfected security interest of first priority in all of the Domestic Bank Accounts of the Borrower and its Domestic Subsidiaries, including the Collateral Account. If under the laws of any state, the Agent shall not be able to take such a security interest in a checking or similar account, then the Borrower shall not permit the account balance in any such account to exceed $50,000 at any time (after payment of all checks payable on such date) or the account balances in all such accounts collectively to exceed $250,000 in the aggregate at any time.

          8.16 Cash Management System and Cash Management Bank. The Borrower shall at all times maintain a cash management system acceptable to the Agent with the Cash Management Bank.

          8.17 Cash Infusion. The Borrower shall take and cause to be taken any and all actions necessary for a $1,000,000 portion of the Cash Infusion to be made to and received by the Borrower within ten (10 ) days of the Closing Date. In the event that there is a post-closing upward adjustment to the purchase price payable by the Borrower to the Seller under the Purchase Agreement, the Borrower shall take and cause to be taken any and all actions necessary for the Cash Infusion contemplated by the definition of such term to be made to and received by the Borrower immediately upon such adjustment becoming effective.

          8.18 IRB Consents. Unless all of the IRB Consents shall have been received by the Agent prior to March 1, 1997, the Borrower shall pay the IRB Indebtedness in full on March 3, 1997 and provide the Agent with full releases, in form and substance satisfactory to the Agent, of all Liens securing the IRB Indebtedness; provided that in the event the IRB Indebtedness is accelerated prior to such date for any reason, then such repayment and releases of Liens shall be made immediately upon such acceleration.

          SECTION 9.  NEGATIVE COVENANTS

          The Borrower hereby agrees that, from and after the Closing Date, so long as the Commitments remain in effect, any Letter of Credit remains outstanding, any Loan remains outstanding and unpaid or any other amount is owing to any Lender, the Issuing Bank or the Agent hereunder, unless the Required Lenders, and the Issuing Bank if any Letter of Credit is outstanding, shall have otherwise consented in writing the Borrower shall not, and (except with respect to subsection 9.1) shall not permit any of the Borrower's Subsidiaries to, directly or indirectly:

          9.1  Financial Condition Covenants.

          (a) EBITDA Maintenance. Permit EBITDA of the Borrower and its consolidated Subsidiaries (i) (A) for the period commencing on January 1, 1997 and ending March 31, 1997 (the "First Period"); (B) for the period commencing January 1, 1997 and ending June 30, 1997 (the "Second Period"); and (C) for the period commencing January 1, 1997 and ending September 30, 1997 (the "Third Period"); and (ii) thereafter, for any period of four consecutive fiscal quarters ending on a date specified below to be less than the amount set forth opposite such period below:

                 Period Ending                 EBITDA
                 -------------                 ------
                 First Period               $4.0 Million
                 Second Period              $9.0 Million
                 Third Period               $14.5 Million
                 December 31, 1997          $20.5 Million


                 Period Ending                  EBITDA
                 -------------                  ------
                 March 31, 1998             $20.5 Million
                 June 30, 1998              $21.0 Million
                 September 30, 1998         $21.0 Million
                 December 31, 1998          $22.0 Million
                 March 31, 1999             $22.0 Million
                 June 30, 1999              $22.0 Million
                 September 30, 1999         $22.0 Million
                 December 31, 1999          $23.0 Million
                 March 31, 2000             $23.0 Million
                 June 30, 2000              $23.0 Million
                 September 30, 2000         $23.0 Million
                 December 31, 2000          $24.0 Million
                 March 31, 2001             $24.0 Million
                 June 30, 2001              $24.0 Million
                 September 30, 2001         $24.0 Million
                 December 31, 2001          $25.0 Million
                 March 31, 2002             $25.0 Million
                 June 30, 2002              $25.0 Million
                 September 30, 2002         $25.0 Million
                 December 31, 2002 and      $26.0 Million
                 each fiscal quarter
                 thereafter

          (b) Total Debt Ratio. Permit the ratio of Total Debt of the Borrower and its consolidated Subsidiaries outstanding as of the last day of each fiscal quarter during any period set forth below to EBITDA of the Borrower and its consolidated Subsidiaries for the period of four consecutive fiscal quarters of the Borrower and its consolidated Subsidiaries ended on such date to exceed the ratio set forth opposite such period below:

               Period Ending                 Ratio
               -------------                 -----
               March 31, 1997                  N/A
               June 30, 1997                  4.50
               September 30, 1997             4.25
               December 31, 1997              4.00
               March 31, 1998                 4.00
               June 30, 1998                  4.00
               September 30, 1998             4.00
               December 31, 1998              3.50
               March 31, 1999                 3.50

               Period Ending                 Ratio
               -------------                 -----
               June 30, 1999                  3.50
               September 30, 1999             3.50
               December 31, 1999              3.25
               March 31, 2000                 3.25
               June 30, 2000                  3.25
               September 30, 2000             3.25
               December 31, 2000 and each
               fiscal quarter thereafter      3.00

          Notwithstanding the foregoing, for purposes of this subsection 9.1(b), EBITDA for the Borrower and its consolidated Subsidiaries as of (i) June 30, 1997 shall be equal to the product of two (2) and the EBITDA of the Borrower and its consolidated Subsidiaries for the six (6) months ending June 30, 1997; and (ii) September 30, 1997 shall be equal to the product of one and one-third (1.333) and the EBITDA of the Borrower and its consolidated Subsidiaries for the nine (9) months ending September 30, 1997.

          (c) Interest Expense Ratio. Permit the ratio of EBITDA of the Borrower and its consolidated Subsidiaries (i)(A) for the First Period; (B) for the Second Period; and (C) for the Third Period; and (ii) thereafter, for any period of four consecutive fiscal quarters ending on a date specified below of the Borrower and its consolidated Subsidiaries to Consolidated Interest Expense of the Borrower and its consolidated Subsidiaries for such period to be less than the ratio set forth opposite the applicable period below:

               Period Ending                 Ratio
               -------------                 -----
               First Period                  2.50
               Second Period                 2.50
               Third Period                  2.50
               December 31, 1997             2.75
               March 31, 1998                2.75
               June 30, 1998                 2.75
               September 30, 1998            2.75
               December 31, 1998             3.00
               March 31, 1999                3.00
               June 30, 1999                 3.00
               September 30, 1999            3.00
               December 31, 1999             3.25
               March 31, 2000                3.25
               June 30, 2000                 3.25
               September 30, 2000            3.50
               December 31, 2000             3.50
               March 31, 2001                3.50

               Period Ending                 Ratio
               -------------                 -----
               June 30, 2001                 3.50
               September 30, 2001            3.50
               December 31, 2001             3.75
               March 31, 2002                3.75
               June 30, 2002                 3.75
               September 30, 2002            3.75
               December 31, 2002 and         4.00
               each fiscal quarter thereafter

          (d) Fixed Charge Ratio. Permit the ratio of EBITDA of the Borrower and its consolidated Subsidiaries (i) (A) for the First Period; (B) for the Second Period; and (C) for the Third Period; and (ii) thereafter, for any period of four consecutive fiscal quarters ending on the last day of such quarter, to Fixed Charges of the Borrower and its consolidated Subsidiaries for such period to be less than 1.00.

          (e) Net Worth. Permit the Consolidated Net Worth at any time to be less than (i) $13,000,000 plus (ii) 75% of the cumulative positive net income of the Borrower and its Subsidiaries on a consolidated basis (computed in accordance with generally accepted accounting principles) from the Closing Date through the date of determination.

          9.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a)  Indebtedness of the Borrower under this Agreement;

          (b) Indebtedness (i) of the Borrower to any Subsidiary and (ii) of any wholly-owned Domestic Subsidiary of the Borrower to the Borrower or any other Subsidiary, provided that any such Indebtedness referred to in clause
     (i) of this subsection 9.2(b) or of any such wholly owned Domestic Subsidiary to any other Subsidiary shall be expressly subordinated to the Loans and the Guarantees on terms and conditions reasonably satisfactory to the Agent and (iii) of any wholly-owned Foreign Subsidiary of the Borrower to the Borrower not to exceed $50,000 in the case of any Foreign Subsidiary and not to exceed $250,000 in the aggregate for all Foreign Subsidiaries, except that General Combustion Limited may borrow from the Borrower an amount not to exceed an aggregate of U.S.$440,000 in order for General Combustion Limited to repay its Indebtedness to Lloyds Bank plc in full at closing on the Closing Date, to provide Lloyds Bank plc with cash security for certain bonding liabilities (not to exceed U.K.(Pounds)56,000) and for working capital purposes, so long as such Indebtedness of General Combustion Limited to the Borrower shall have been repaid to the Borrower on or before March 15, 1997 to the full extent necessary for the Borrower and its Subsidiaries to be in compliance with clause (iii) of this paragraph (b) (without giving effect to this exception) by no later than March 15, 1997; provided that each such Domestic or Foreign Subsidiary shall have executed a Note (as defined in the Pledge Agreements) in favor of the Borrower or such other Subsidiary evidencing such Indebtedness and such Note has been pledged to the Agent (for the ratable benefit of the Lenders) pursuant to the applicable Pledge Agreement.

          (c) Indebtedness of the Borrower and any of its wholly owned Subsidiaries incured to finance the acquision of fixed of capiral assets (whether pursuant to loan, a Financing Lease or otherwise) in an aggregate principal amount not exceeding as to the Borrower and its Subsidiaries $3,000,000 at any time outstanding

          (d) Indetedness under Interest Rate Agreements required under subsection 8.12;

          (e) Indebtedness of a Person which becomes owned subsiddiary or which which is assumed in connection with the purchase of assets from any Person by the Borrower or any wholly owned Subsidiary after the date hereof (other than as a result of the Acquisition), provided that (i) such Indebtedness existed at the time such Person became a wholly owned Subsidiary or such assets were purchased as the case may be, and was not created in anticipation thereof, except that Indebtedness created to provide a portion of the consideration payable to such Person (commonly called "seller paper") which contains terms of subordination to the Loans and other obligations and liabilities and other terms and conditions satisfactory to the Agent and the Required Lenders shall be permitted and (ii) immediately after giving effect to the acquisition of such Person by the Borrower no Default or Event of Default shall have occurred and be continuing;

          (f)  The IRB Indebtedness, subject to the provisions of subsection
     8.18;

          (g) With respect to each Foreign Subsidiary, Indebtedness of such Foreign Subsidiary in an Authorized Foreign Currency to a lender located in such Foreign Subsidiary's country of incorporation under a revolving credit line entered into for working capital purposes, provided that such Indebtedness may not at any time (i) exceed the lower of (A) 100% of such Foreign Subsidiary's Foreign Borrowing Base (except as otherwise specifically provided, and subject to the conditions set forth, in the proviso to clause (iv) of subsection 4.1) or (B) the applicable Sublimit for such Foreign Subsidiary or (ii) be secured by any assets (real, personal or mixed) of such Foreign Subsidiary or of any other Person, other than any Foreign Letter of Credit issued by the Issuing Bank to such lender as beneficiary for the account of such Foreign Subsidiary.

          (h)  The Subordinated Loan, if any.

          9.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (collectively, the "Permitted Liens"):

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with generally accepted accounting principles;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, lessors', landlords' or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

          (f) Liens securing Indebtedness of the Borrower and its wholly owned Subsidiaries permitted by subsection 9.2(c) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property;

          (g) Liens on the property or assets of a corporation which becomes a wholly owned Subsidiary or on assets purchased from any Person after the date hereof securing Indebtedness permitted by subsection 9.2(e), provided that (i) such Liens existed at the time such corporation became a wholly owned Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a wholly owned Subsidiary, and
     (iii) the amount of Indebtedness secured thereby is not increased;

          (h)  Liens created pursuant to the Security Documents;

          (i) Liens existing on the Closing Date securing Indebtedness permitted by subsection 9.2(f), all as set forth on Schedule 9.3(i), and
                                                         ---------------
     not otherwise required to be released by reason of the Refinancing; and

          (j) any Lien arising by operation of law pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, or pursuant to analogous state law, for costs or damages (i) which are not yet due (by virtue of a written demand for payment by a Governmental Authority) or (ii) which are being contested in good faith by appropriate proceedings or (iii) which are on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such costs or damages is such property, provided, in any case, that the liability of the Borrower (or the Subsidiary of the Borrower that directly owns or operates the affected property) with respect to the matter giving rise to such Lien shall not, in the reasonable estimate of the Agent (in light of all attendant circumstances, including the likelihood of contribution by third parties), exceed $500,000 for all such Liens.

          9.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

          (a) the Guarantees, including any Guarantee Obligations arising under any rights of contribution thereunder;

          (b) guarantees made in the ordinary course of its business by the Borrower of Indebtedness or liabilities of any wholly owned Domestic Subsidiary or wholly owned Foreign Subsidiary which Indebtedness and liabilities are otherwise permitted hereunder; and

          (c) guarantees existing on the Closing Date by the Borrower's Subsidiaries, of the IRB Indebtedness permitted by subsection 9.2(f).

          9.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

          (a) any wholly owned Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower provided that in each case, after giving effect to such merger or consolidation, the continuing or surviving corporation's net worth shall not be less than that of either of the corporations so consolidated or merged immediately prior to such merger or consolidation;

          (b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Domestic Subsidiary of the Borrower that is a Guarantor;

          (c) C.P.M./Europe S.A. [France] may transfer all but not less than all of its personal property and other assets (other than real property and other than personal property needed for the maintenance of a sales office) to C.P.M./Europe B.V. [Netherlands] if all of the following conditions are met: (i) any Foreign Letter of Credit issued by the Issuing Bank on behalf of C.P.M./Europe S.A. shall have been cancelled and surrendered to the Issuing Bank, and (ii) such of the personal property and other assets so transferred to C.P.M./Europe B.V. as the Agent shall have specified shall be subject to a fully perfected security interest of first priority in favor of the Agent for the ratable benefit of the Revolving Credit Lenders. Upon any such transfer, the Issuing Bank shall have no further obligation to issue Foreign Letters of Credit on behalf of C.P.M./Europe S.A. or any other Subsidiary incorporated in France; and

          (d)  Any Inactive Subsidiary may be dissolved.

          9.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or any wholly owned Domestic Subsidiary that is a Guarantor, except:

          (a)  the sale of inventory in the ordinary course of business;

          (b) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

          (c)  as permitted by subsection 9.5(b);

          (d) Asset Sales, provided that (w) the consideration received for such Asset Sale is in an amount at least equal to the fair market value of the property, business or assets sold in connection therewith (as determined in good faith by the Board of Directors of Parent), (x) at least 75% of the value of such consideration consists of cash and the remainder consists of promissory notes, provided that for the purposes of this clause
                                   --------
     (x) consideration consisting of shares of Capital Stock listed on a national securities exchange or on NASDAQ that are subject to no restrictions upon sale shall be treated as if they were cash having a value equal to the fair market value thereof, (y) the Net Proceeds of such Asset Sales are applied in accordance with subsection 5.1(c) and (z) after giving effect to such any such Asset Sale, the cumulative EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the period commencing on the date of this Agreement and ending on the date of determination thereof attributable to all such property sold or disposed of in all such Asset Sales during such period (including any such property sold or disposed of on such date) does not constitute more than $1,000,000; and provided, further, that neither the Borrower nor any of its Subsidiaries may sell equity securities issued by any of their respective Subsidiaries unless, as a result of such sale, neither the Borrower nor any of its Subsidiaries shall own, directly or indirectly, any interest whatsoever in the Subsidiary whose equity securities are being sold;

          (e) sales of equipment and other property, including leasehold interests, in the ordinary course of business in an aggregate amount not exceeding $250,000 in any fiscal year, commencing with the fiscal year commencing October 1, 1996, and $1,000,000 in the aggregate from and after the Closing Date for all such sales (other than the sale of the Indianapolis Property) and the sale of the Indianapolis Property; and

          (f) the sale, transfer or other disposition of any asset in the ordinary course of business which is obsolete for its intended use.

          9.7 Limitation on Leases. Permit Consolidated Lease Expense (not including payments in respect of leases in effect on the Closing Date and renewals and replacements thereof) for any fiscal year of the Borrower to exceed $2,500,000.

          9.8 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower and other than dividends payable by any Subsidiary to the Borrower, directly or indirectly) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, except that so long as no Default or Event of Default has occurred and is continuing or would result from the making of such payment the Borrower may declare and pay cash dividends on its Voting Stock not to exceed $150,000 in the aggregate in any fiscal year, commencing with the fiscal year commencing October 1, 1996; or repay, in whole or in part, the Subordinated Loan, if any, except, that the Borrower may pay interest on the outstanding principal amount of the Subordinated Loan in subordinated debt securities of the Borrower to the extent permitted by the Subordinated Loan Agreement (all such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called "Restricted Payments").

          9.9 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Adjusted Capital Expenditures, except for (i) expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its consolidated Subsidiaries, during any fiscal year of the Borrower an amount equal to (a) $ 4,000,000 (exclusive of the Chinese

Assets Purchase Price) plus (b) any Free Excess Cash Flow, provided, that up to 100% of any such amount if not so expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next and succeeding fiscal years and (ii) the incurrence of the Chinese Assets Purchase Price, provided that such purchase price is paid prior to December 31, 1997 and the Borrower shall not have acquired the joint venture interest of Ingersoll-Rand China Limited in the Chinese Joint Venture prior to the payment of such purchase price.

          9.10 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person (collectively, "Investments"), except:

          (a) extensions of trade credit and accounts receivable generated in the ordinary course of business;

          (b)  Investments in Cash Equivalents;

          (c) the Acquisition (including the purchase, if any, of the joint venture interest of Ingersoll-Rand China Limited in the Chinese Joint Venture or, in the alternative, of the Chinese Assets);

          (d) Investments by the Borrower in its wholly-owned Domestic Subsidiaries and Investments by such Subsidiaries in the Borrower and in other wholly-owned Domestic Subsidiaries (but only to the extent that all such Investments in Subsidiaries are evidenced by a Note or Notes); provided that no Investment may be made by the Borrower and its Subsidiaries in any Foreign Subsidiary (other than the purchase of Notes evidencing Indebtedness permitted to be incurred under subsection 9.2(b)(iii)), the Texas Company or the Brazilian Company;

          (e) advances on sales commissions made in the ordinary course of business in an aggregate amount not to exceed $200,000 at anytime outstanding;

          (f) acquisitions of promissory notes and shares of Capital Stock in consideration for Asset Sales permitted by subsection 9.6(d); and

          (g) securities received from insolvent Account Debtors (other than any wholly owned Domestic Subsidiary or any Affiliate of the Borrower) in settlement of Accounts arising in the ordinary course of business in an aggregate amount not in excess of $100,000 at any time outstanding.

          9.11 Limitation on Optional Payments and Modifications of Debt Instruments and Capital Stock. (a) Make any optional payment or prepayment or any purchase or redemption of any Indebtedness for borrowed money (other than the Loans) or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any such Indebtedness for borrowed money (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon) or (c) amend the Certificate of Incorporation of the Borrower.

          9.12 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower's or such Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the

Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's-length transaction with a Person which is not an Affiliate, provided that the foregoing restriction shall not apply to the indemnification of directors of the Borrower and its Subsidiaries in accordance with customary practice.

          9.13 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

          9.14 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than September 30.

          9.15 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement after the Closing Date, other than (a) this Agreement, (b) operating leases with respect to any leased asset leased, (c) the IRB Documents, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or of any of the Subsidiaries to declare or pay dividends or to make loans or other advances to the Borrower, directly or indirectly.

          9.16 Limitation on Lines of Business. Enter into any business either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement, after giving effect to the Acquisition, and other similar businesses involving the manufacture of industrial or capital goods, or which are directly related thereto.

          9.17 Limitation on Entering into any Interest Rate Swaps. Enter into interest rate swap which would cause the aggregate notional amount of all interest rate swaps to which the Borrower and its Subsidiaries are parties to exceed 100% of the aggregate original outstanding principal amount of the Term Loans.

          9.18 Limitation on New Bank Accounts. Open (a) any new Domestic Bank Account without the prior written consent of the Agent or (b) any new bank account for any Foreign Subsidiary without at least thirty (30) days' prior written notice to the Agent; or change the Cash Management Bank without the prior written consent of the Agent.

          9.19 Limitation on Issuance of Capital Stock by Subsidiaries. Permit any direct or indirect Subsidiary of the Borrower to issue or grant any Capital Stock of such Subsidiary to any Person, other than the Borrower or a wholly owned Domestic Subsidiary of the Borrower.

          9.20 Inactive Subsidiaries. Permit any Inactive Subsidiary to conduct any business, acquire or hold any property or assets or incur or suffer to exist any obligation or other liability ("prohibited activities"); provided that any Inactive Subsidiary may engage in prohibited activities if it shall have first executed and delivered to the Agent a Subsidiary Guarantee, a Subsidiary Pledge Agreement and a Subsidiary Security Agreement and the Agent shall have received, for the ratable benefit of the Lenders, a valid, enforceable and perfected security interest of first priority in the property and assets of such Inactive Subsidiary. In such event, such Inactive Subsidiary shall cease to be an Inactive Subsidiary and shall be treated as a Domestic Subsidiary for all purposes hereof and of the other Loan Documents.

          SECTION 10.  EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing ("Event of Default"):

          (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Borrower or the applicable Foreign Subsidiary shall fail (i) to reimburse any drawing on any Letter of Credit when due in accordance with the terms hereof or (ii) to provide any or all of the cash collateral required to be deposited with the Issuing Bank pursuant to a Letter of Credit Request strictly in accordance with the terms thereof; or the Borrower shall fail to pay any interest on any Loan, or any fee or other amount payable hereunder, within three Business Days after any such interest, fees or other amount becomes due in accordance with the terms thereof or hereof; or

          (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on or as of the date made or deemed made; or

          (c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in subsection 8.7(a), subsections 8.16, 8.17 and 8.18, Section 9 (other than subsection 9.10(a),
     (b) or (e) or subsection 9.12), Section 5 of each of the Stock Pledge Agreements or Sections 4.1 and 4.5 of each of the Security Agreements; or

          (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs
     (a) through (c) and paragraph (n) of this Section), and such default shall continue unremedied for a period of 30 days after notice thereof from the Agent or any Lender to the Borrower; or

          (e) Any Loan Party shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee Obligations in respect of which such default or defaults shall have occurred is at least $1,000,000 in the aggregate; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event (including, without limitation, any mandatory prepayment event) shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due (whether by acceleration, mandatory prepayment or otherwise) prior to its stated maturity or such Guarantee Obligation to become payable; or

          (f)(i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g)(i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

          (h) One or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (to the extent not paid or covered by insurance) of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

          (i) (i) Except in connection with an Asset Sale permitted under subsection 9.6, any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (except as expressly provided by such Security Document); or

          (j) Any Guarantee shall cease, for any reason (except as expressly provided in such Guarantee), to be in full force and effect or any Guarantor shall so assert; or

          (k)  A Change of Control shall have occurred; or

          (l) The Borrower's Voting Stock shall cease to be traded on a principal securities exchange or Borrower shall fail to make a material filing with the SEC when due (after giving effect to any extension granted by the SEC in the ordinary course); or

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

          (m)  The Cash Infusion or any part thereof shall not be made when due;
     or

          (n) The Borrower or any other Loan Party shall fail timely to comply with any of its agreements and covenants in the Closing Letter and the Agent shall have delivered to the Borrower written notice that such failure constitutes an "Event of Default" under this paragraph (n);

then, and in any such event and at any time thereafter during the continuation of such an Event of Default, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by written notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by written notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

          In addition, upon demand by the Issuing Bank, the Agent or the Required Revolving Credit Lenders after the occurrence of any Event of Default, the Borrower shall deposit with the Agent for the benefit of the Revolving Credit Lenders with respect to each Letter of Credit then outstanding, promptly upon such demand, cash or Cash Equivalents in an amount equal to the greatest amount for which such Letter of Credit may be drawn. Such deposit shall be held by the Agent for the benefit of the Issuing Bank and the Revolving Credit Lenders as security for, and to provide for the payment of, the Letter of Credit Outstanding.

          SECTION 11.  THE AGENT

          11.1 Appointment. Each Lender hereby irrevocably designates and appoints Credit Lyonnais New York Branch as the Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Credit Lyonnais New York Branch, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

          11.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          11.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or
(ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in

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

this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

          11.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall treat the payee of any Note as the owner thereof for all purposes unless the assignment or transfer shall have been recorded in the Register. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          11.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          11.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

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

          11.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct (as determined in a final, non-appealable judgment by a court of competent jurisdiction). The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

          11.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

          11.9 Successor Agent. The Agent may resign as Agent upon 30 days' written notice to the Lenders. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes.
After any retiring Agent's resignation as Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

          SECTION 12.  MISCELLANEOUS

          12.1 Amendments and Waivers. Neither this Agreement, any Note or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, with the consent of the Agent, or, with the written consent of the Required Lenders, the Agent may, from time to time,
(a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or
(b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the aggregate amount or extend the expiration date of any Lender's Commitments, in each case without the consent

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of each Lender affected thereby, (ii) amend, modify or waive any provision of subsection 2.2, 2.3, 2.4, 3.3, 3.4 or 12.1 or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral in each case without the written consent of all the Lenders and the Issuing Bank,
(iii) amend, modify or waive any provision of Section 2 or the order of application of prepayments in subsection 5.1 without the written consent of the Required Tranche A Lenders or reduce the percentage in the definition of Required Tranche A Lenders without the consent of all the Tranche A Lenders,
(iv) amend, modify or waive any provision of Section 2 or the order of application of prepayments in subsection 5.1 without the written consent of the Required Tranche B Lenders or reduce the percentage in the definition of Required Tranche B Lenders without the consent of all the Tranche B Lenders, (v) amend, modify or waive any provision of Section 3 or the order of application of prepayments in subsection 5.1 without the prior written consent of the Required Revolving Credit Lenders or reduce the percentage in the definition of Required Revolving Credit Lenders without the consent of all the Revolving Credit Lenders, (vi) amend, modify or waive any provision of Section 4 without the prior written consent of both the Issuing Bank and the Required Revolving Credit Lenders or (vii) amend, modify or waive any provision of Section 11 without the written consent of the then Agent (provided that the rights of any prior Agent or Agents shall not be adversely affected thereby). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and the Issuing Bank, and shall be binding upon the Borrower, the Lenders, the Issuing Bank and the Agent. In the case of any waiver, the Borrower, the Lenders, the Issuing Bank and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          12.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or five Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agent, and as set forth in Schedule I in the case of the other parties hereto,
                           ----------
or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

          The Borrower:  Gencor Industries, Inc.
                         5201 North Orange Blossom Trail
                         Orlando, Florida  32810
                         Attention:  John E. Elliott
                         Telecopy:  (407) 299-8241
                         Telephone:  (407) 290-6000

          The Agent:     Credit Lyonnais New York Branch
                         1301 Avenue of the Americas
                         New York, New York 10019
                         Attention:  Leveraged Finance (Robert H. Dial)
                         Telecopy:  (212) 459-3176
                         Telephone:  (212) 261-7869

provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to subsection 3.2, 3.5, 4.1, 4.5, 5.1, 5.2 or 5.7 shall not be effective until received.

          12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan

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Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          12.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

          12.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agent for all its out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement, modification or waiver to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of Latham & Watkins, special counsel to the Agent, as well as local and foreign counsel to the Agent, (b) to pay or reimburse each Lender, the Issuing Bank and the Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to the Agent and to each Lender, and (c) to pay, indemnify, and hold each Lender, the Issuing Bank and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, documentary stamp, excise and other taxes, if any, which may be payable or determined to be payable by reason of the execution and delivery of this Agreement and the other Loan Documents and any such other documents, or any amendment, supplement or modification of, or any waiver or consent under or in respect thereof and (d) to indemnify, and hold each Lender, the Issuing Bank and the Agent and their respective affiliates, officers, directors, employees, agents and advisors (each, an "Indemnified Party") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including legal fees and other charges) with respect to the execution, delivery, performance and consummation of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to, or arising out of (i) the preparation for a defense of, or participation in, any investigation, litigation, proceeding or other action related to or arising out of the Loan Documents or any other such documents, the Acquisition or the Refinancing (whether or not such Indemnified Party is a party to such proceeding or other action and whether any such investigation, litigation or proceeding or other action is brought by the Borrower, its stockholders or creditors or by any other Person) or (ii) the violation of, noncompliance with or liability under, any Environmental Law applicable to the Borrower, any of its Subsidiaries or any of the Mortgaged Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to an Indemnified Party with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnified Party (as determined in a final non-appealable judgment by a court of competent jurisdiction). The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

          12.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Issuing Bank, the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and the Issuing Bank.

          (b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder

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

and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible to the other parties for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 5.9, 5.10 and 5.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender.

          (c) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Agent (which shall not be unreasonably withheld), to another Person ("an Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit
                                                                       -------
S, executed by such Assignee, such assigning Lender (and, in the case of an
-
Assignee that is not then a Lender or an affiliate thereof, by the Agent) and delivered to the Agent for its acceptance and recording in the Register, provided that, in the case of any such assignment to an additional Assignee, the sum of the aggregate principal amount of the Loans and the aggregate amount of the unused Commitments being assigned and, if such assignment is of less than all of the rights and obligations of the assigning Lender, the sum of the aggregate principal amount of the Loans and the aggregate amount of the unused Commitments remaining with the assigning Lender are each not less than $5,000,000. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance,
(x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of paragraph
(e) of this subsection, unless requested by the Assignee and/or the assigning Lender, Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the events described in Section 10(f) shall have occurred and be continuing.

          (d) The Agent, on behalf of the Borrower, shall maintain at the address of the Agent referred to in subsection 12.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Agent) together with payment by the Assignee or the assigning Lender to the Agent of a registration and processing fee of $3,500, the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

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

          (f) Subject to the provisions of subsection 12.16, the Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower, its wholly owned Domestic Subsidiaries and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower, its wholly owned Domestic Subsidiaries and its Affiliates prior to becoming a party to this Agreement.

          (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law, provided that no such assignment shall release a Lender from any of its obligations hereunder.

          12.7 Adjustments; Set-off. (a) If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          12.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Agent.

          12.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          12.10 Integration. This Agreement and the other Loan Documents together with the Fee Letter represent the agreement of the Borrower and the Subsidiaries, the Agent, the Issuing Bank and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties any party hereto relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents or in such Fee Letter. Any previous agreement with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.

          12.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

          12.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in subsection 12.2 or at such other address of which the Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may -have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

          12.13  Acknowledgements.  The Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) neither the Agent nor the Issuing Bank nor any Lender has any fiduciary relationship with or duty to it arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent, Issuing Bank and Lenders, on one hand, and it, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders (including the Issuing Bank) or among it and the Lenders (including the Issuing Bank).

          12.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENT, THE ISSUING BANK AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          12.15 Interest Rate Limitation. Notwithstanding anything herein or in the Notes to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively, the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable under the Note held by such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

          12.16 Confidentiality. The Lenders shall hold in confidence all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such in writing by the Borrower, provided that any Lender may make disclosure (i) reasonably required by any Transferee or prospective Transferee pursuant to subsection 12.6 (subject to the execution by such Transferee or prospective Transferee of a confidentiality letter of the same scope as this subsection 12.16) or (ii) as required or requested by any governmental agency or representative thereof or required by law, rule or regulation or (iii) pursuant to legal process; provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by the Borrower.



          [ Balance of this page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                   GENCOR INDUSTRIES, INC.


                                   By: /s/ John Elliott
                                      -----------------------------
                                      Name: John E. Elliott
                                      Title: Exec. Vice President



                                   CREDIT LYONNAIS NEW YORK BRANCH,
                                    as Agent, as a Lender and as Issuing Bank



                                   By: /s/ Robert H. Dial
                                      -----------------------------
                                      Name: Robert H. Dial
                                      Title: Vice President



                                   CREDIT LYONNAIS ATLANTA AGENCY,
                                    as Lender



                                   By: /s/ Robert S. Ivosevich
                                      -----------------------------
                                      Name: Robert S. Ivosevich
                                      Title: Senior Vice President

                               TABLE OF CONTENTS

                                                               Page

SECTION 1.  DEFINITIONS.......................................  1
1.1  Defined Terms............................................  1
1.2  Other Definitional Provisions............................ 28

SECTION 2.  AMOUNT AND TERMS OF TERM LOAN COMMITMENTS.. ...... 28
2.1  Term Loans............................................... 28
2.2  Procedure for Term Loan Borrowing........................ 28
2.3  Repayment of Tranche A Term Loans........................ 29
2.4  Repayment of Tranche B Term Loans........................ 29
2.5  Evidence of Term Loan Debt............................... 30
2.6  Use of Proceeds of Term Loans............................ 31

SECTION 3.  AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS.. 31

3.1  Revolving Credit Commitments............................. 31
3.2  Procedure for Revolving Credit Borrowing................. 32
3.3  Repayment of Revolving Credit Loans; Evidence of Debt.... 32
3.4  Commitment Fee........................................... 33
3.5  Termination or Reduction of Revolving Credit
     Commitments.............................................. 33
3.6  Borrowing Base Reduction................................. 34
3.7  Use of Proceeds of Revolving Credit Loans................ 34
3.8  Agency Fee............................................... 34

SECTION 4.  LETTERS OF CREDIT................................. 34
4.1  Issuance................................................. 34
4.2  Participation by Revolving Credit Lenders................ 35
4.3  Drawings................................................. 35
4.4  Obligations Absolute..................................... 36
4.5  Other Lenders............................................ 36
4.6  Indemnification.......................................... 37
4.7  Liability of the Issuing Bank............................ 37
4.8  Letter of Credit Fee..................................... 38
4.9  Letter of Credit Security................................ 38
4.10 Guarantee................................................ 38

SECTION 5.  GENERAL PROVISIONS APPLICABLE TO COMMITMENTS
            AND LOANS......................................... 40
5.1  Prepayments.............................................. 40
5.2  Conversion and Continuation Options...................... 41
5.3  Minimum Amounts of Tranches.............................. 42
5.4  Interest Rates and Payment Dates......................... 42
5.5  Computation of Interest and Fees......................... 43
5.6  Inability to Determine Interest Rate..................... 43
5.7  Pro Rata Treatment and Payments.......................... 44

5.8  Illegality............................................... 44
5.9  Requirements of Law...................................... 45
5.10 Taxes.................................................... 46
5.11 Indemnity................................................ 48
5.12 Change of Lending Office................................. 48

SECTION 6.  REPRESENTATIONS AND WARRANTIES.................... 48
6.1  Financial Condition...................................... 48
6.2  No Change................................................ 50
6.3  Corporate Existence; Compliance with Law................. 50
6.4  Corporate Power, Authorization; Enforceable
     Obligations.............................................. 50
6.5  No Legal Bar............................................. 51
6.6  No Material Litigation................................... 51
6.7  No Default............................................... 51
6.8  Ownership of Property; Liens............................. 51
6.9  Intellectual Property.................................... 51
6.10 No Burdensome Restrictions............................... 52
6.11 Taxes.................................................... 52
6.12 Federal Regulations...................................... 52
6.13 ERISA.................................................... 52
6.14 Investment Company Act; Other Regulations................ 52
6.15 Subsidiaries............................................. 53
6.16 Environmental Matters.................................... 53
6.17 Regulation H............................................. 54
6.18 Security Documents....................................... 54
6.19 Acquisition Approvals.................................... 54
6.20 Accuracy of Information.................................. 54
6.21 Insurance................................................ 54
6.22 Solvency................................................. 55
6.23 Labor Relations.......................................... 55
6.24 Indebtedness............................................. 55
6.25 Bank Accounts............................................ 55
6.26 Inactive Subsidiaries.................................... 55

SECTION 7.  CONDITIONS PRECEDENT.............................. 55
7.1  Conditions to Initial Loans.............................. 55
7.2  Conditions to Each Loan.................................. 61

SECTION 8.  AFFIRMATIVE COVENANTS............................. 61
8.1  Financial Statements..................................... 61
8.2  Certificates; Other Information.......................... 62
8.3  Payment of Taxes and Other Obligations................... 65
8.4  Conduct of Business and Maintenance of Existence......... 65
8.5  Maintenance of Property Insurance........................ 65
8.6  Inspection of Property, Books and Records; Discussions... 65
8.7  Notices.................................................. 65
8.8  Environmental Law........................................ 66
8.9  Maintenance of Liens of the Security Documents........... 67

8.10  Pledge of After Acquired Property........................ 67
8.11  Pledge During Event of Default........................... 67
8.12  Interest Rate Protection................................. 68
8.13  Foreign Subsidiaries Security............................ 68
8.14  Collateral Account....................................... 68
8.15  Bank Accounts............................................ 68
8.16  Cash Management System and Cash Management Bank.......... 69
8.17  Cash Infusion............................................ 69
8.18  IRB Consents............................................. 69

SECTION 9.  NEGATIVE COVENANTS................................. 69
9.1   Financial Condition Covenants............................ 69
9.2   Limitation on Indebtedness............................... 72
9.3   Limitation on Liens...................................... 73
9.4   Limitation on Guarantee Obligations...................... 74
9.5   Limitation on Fundamental Changes........................ 75
9.6   Limitation on Sale of Assets............................. 75
9.7   Limitation on Leases..................................... 76
9.8   Restricted Payments...................................... 76
9.9   Limitation on Capital Expenditures....................... 77
9.10  Limitation on Investments, Loans and Advances............ 77
9.11  Limitation on Optional Payments and Modifications
      of Debt Instruments and Capital Stock.................... 77
9.12  Limitation on Transactions with Affiliates............... 78
9.13  Limitation on Sales and Leasebacks....................... 78
9.14  Limitation on Changes in Fiscal Year..................... 78
9.15  Limitation on Negative Pledge Clauses.................... 78
9.16  Limitation on Lines of Business.......................... 78
9.17  Limitation on Entering into any Interest Rate Swaps...... 78
9.18  Limitation on New Bank Accounts.......................... 78
9.19  Limitation on Issuance of Capital Stock by
      Subsidiaries............................................. 78
9.20  Inactive Subsidiaries.................................... 79

SECTION 10. EVENTS OF DEFAULT.................................. 79

SECTION 11. THE AGENT.......................................... 81
11.1  Appointment.............................................. 81
11.2  Delegation of Duties..................................... 82
11.3  Exculpatory Provisions................................... 82
11.4  Reliance by Agent........................................ 82
11.5  Notice of Default........................................ 82
11.6  Non-Reliance on Agent and Other Lenders.................. 83
11.7  Indemnification.......................................... 83
11.8  Agent in Its Individual Capacity......................... 83
11.9  Successor Agent.......................................... 84

SECTION 12. MISCELLANEOUS...................................... 84
12.1  Amendments and Waivers................................... 84

12.2  Notices.................................................. 85
12.3  No Waiver; Cumulative Remedies........................... 85
12.4  Survival of Representations and Warranties............... 85
12.5  Payment of Expenses and Taxes............................ 85
12.6  Successors and Assigns; Participations and Assignments... 86
12.7  Adjustments; Set-off..................................... 88
12.8  Counterparts............................................. 88
12.9  Severability............................................. 88
12.10 Integration.............................................. 88
12.11 Governing Law............................................ 89
12.12 Submission To Jurisdiction; Waivers...................... 89
12.13 Acknowledgements......................................... 89
12.14 Waivers of Jury Trial.................................... 89
12.15 Interest Rate Limitation................................. 90
12.16 Confidentiality.......................................... 90

SCHEDULES:

    Schedule I             Lenders, Notice Addresses, Commitments, Commitment
                           Percentages
    Schedule II            Closing Date Mortgaged Property
    Schedule III           Leasehold Mortgages
    Schedule 6.1(b)(1)     Guaranteed Obligations
    Schedule 6.1(b)(2)     Sales or Transfers
    Schedule 6.4           Filing Offices
    Schedule 6.6           Litigation
    Schedule 6.8           Exceptions to Title
    Schedule 6.15          Subsidiaries
    Schedule 6.16          Environmental Matters
    Schedule 6.18          Filing Offices
    Schedule 6.21          Insurance
    Schedule 6.24          Indebtedness to Remain Outstanding
    Schedule 6.25          Bank Accounts
    Schedule 7.1(d)        Indebtedness to be Repaid
    Schedule 7.1(n)        Acquisition Corporate and Capital Structure
    Schedule 7.1(o)        Consents and Approvals
    Schedule 7.1(e)        Title Insurance Policies
    Schedule 9.3(i)        Existing Liens


EXHIBITS:

    Exhibit A-1            Form of Borrower Security Agreement
    Exhibit A-2            Forms of Borrower Trademark Security Agreement,
                           Patent Security Agreement and Copyright Security
                           Agreement
    Exhibit B              Form of Borrower Pledge Agreement
    Exhibit C              Form of Leasehold Mortgage
    Exhibit D-1            Form of Mortgage/Deed of Trust (Ohio)
    Exhibit D-2            Form of Mortgage/Deed of Trust (Florida)
    Exhibit D-3            Form of Mortgage/Deed of Trust (Iowa)
    Exhibit D-4            Form of Mortgage/Deed of Trust (Indiana)
    Exhibit D-5            Form of Mortgage/Deed of Trust (Missouri)
    Exhibit D-6            Form of Mortgage/Deed of Trust (Colorado)
    Exhibit E              Form of Subsidiaries Guarantee
    Exhibit F-1            Form of Subsidiary Security Agreement
    Exhibit F-2            Forms of Subsidiary Trademark Security Agreement,
                           Patent Security Agreement and Copyright Security
                           Agreement
    Exhibit G              Form of Subsidiary Pledge Agreement
    Exhibit H-1            Form of Tranche A Term Note
    Exhibit H-2            Form of Tranche B Term Note
    Exhibit I              Form of Revolving Credit Note
    Exhibit J              Form of Letter of Credit Request
    Exhibit K              Form of Borrowing Base Certificate
    Exhibit L              Form of Landlord Waiver
    Exhibit O              Form of Closing Certificate
    Exhibit P              Form of Closing Financial Certificate
    Exhibit Q-1            Form of Opinion of Counsel to Borrower
    Exhibit Q-2            Form of Opinion of Local Counsel to Borrower

    Exhibit R              Form of Compliance Certificate
    Exhibit S              Form of Assignment and Acceptance

________________________________________________________________________________


                            GENCOR INDUSTRIES, INC.



                     ______________________________________



                                  $95,000,000
                        SENIOR SECURED CREDIT AGREEMENT



                         DATED AS OF DECEMBER 10, 1996



                     ______________________________________



                        CREDIT LYONNAIS NEW YORK BRANCH,
                                    AS AGENT


________________________________________________________________________________